AGREEMENT AND PLAN OF MERGER

by and among

RADNET, INC.

TRIO MERGER SUB, INC.

and

iCAD, INC.

dated as of April 15, 2025

____________________________

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2025 (this “Agreement”), by and among RadNet, Inc., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a wholly owned subsidiary of Parent and a Delaware corporation (“Merger Sub”), and iCAD, Inc., a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Parent Board and the Company Board have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and Company engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Parent Board has approved and declared advisable the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and the stockholders of Company, (c) resolved to recommend the adoption of this Agreement to the stockholders of Company, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Company for adoption at the Company Stockholders Meeting;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger and has resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, concurrently with the entry into this Agreement and as an inducement to Parent entering into this Agreement, the Company Board have delivered to Parent duly executed voting and support agreements, agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)  “2005 Company Plan” means Company’s 2005 Stock Incentive Plan, as amended or restated from time to time.

(b)  “2012 Company Plan” means Company’s 2012 Stock Incentive Plan, as amended or restated from time to time.

(c)  “2016 Company Plan” means Company’s 2016 Stock Incentive Plan, as amended or restated from time to time.

(d)  “2024 Company Plan” means Company’s 2024 Omnibus Equity Incentive Plan, as amended or restated from time to time.

(e)  “Action” has the meaning given to it in Section 4.11.

(f)   “Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(g)  “Agreement” has the meaning given to it in the Preamble.

(h)  “AI Technology” means any (i) techniques that enable computers to mimic human intelligence, including deep learning, machine learning and other artificial intelligence (AI) technologies and algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms or reinforcement learning, and (ii) software and hardware used to operate, train, test, improve, develop, and deploy any such techniques, including, in each case, as may be incorporated into the Company Products.

(i)   “Alternative Transaction” has the meaning given to it in Section 6.2(b).

(j)   “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery.

(k)  “Antitrust Laws” means the United States Sherman Antitrust Act of 1890, as amended, the United States Clayton Act of 1914, as amended, the HSR Act, the United States Federal Trade Commission Act of 1914, as amended and all other Applicable Laws, including foreign laws, designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominant position, restraint of trade, lessening of competition, or impeding effective competition through merger or acquisition, or regulating foreign investment.

(l)   “Applicable Law” means all applicable federal, national, state, provincial, local or supranational laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, ordinances, guidance, codes, ordinances, rules or regulations promulgated, administrative interpretation, policy, or decisions, directives or Orders or other similar requirements issued, enacted, adopted, promulgated, implemented, applied or otherwise put into effect or enforced by any Governmental Entity.

(m)  “Assumed Option” has the meaning given to it in Section 3.1(b)(i).

(n)   “Author” has the meaning given to it in Section 4.15(e).

(o)   “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close.

(p)   “CE Mark Countries” means the twenty-seven (27) member states of the European Union, the United Kingdom, Iceland, Liechtenstein, Switzerland and Norway.

(q)   “Certificate of Merger” has the meaning given to it in Section 2.3.

(r)    “Change” has the meaning given to it in Section 1.1(vvvv).

(s)   “Closing” has the meaning given to it in Section 2.2.

(t)    “Closing Date” has the meaning given to it in Section 2.2.

(u)   “Code” means the Internal Revenue Code of 1986.

(v)   “Company” has the meaning given to it in the Preamble.

(w)  “Company 401(k) Plan” has the meaning given to it in Section 7.10(c).

(x)   “Company Balance Sheet” has the meaning given to it in Section 4.5(c).

(y)  “Company Benefit Plan” means each compensation or benefit plan, policy, program, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit sharing, phantom stock, severance, retention, salary continuation, insurance, cafeteria, employment, personal services, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that (i) is or has been sponsored, maintained or contributed to by Company or any of its Subsidiaries or which Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to; (ii) is or has been sponsored, maintained or contributed to by any ERISA Affiliate or which any ERISA Affiliate is obligated to sponsor, maintain or contribute to, in each case for the benefit of any current or former employee, director, manager, contractor, consultant or other service provider of or to Company; or (iii) with respect to which Company or any of its Subsidiaries has or could have any liability (including any contingent liability, any liability by reason of at any time having an ERISA Affiliate and any liability under or with respect to a terminated Company Benefit Plan).

(z)   “Company Board” means the Board of Directors of Company.

(aa)   “Company Book-Entry Share” has the meaning given to it in Section 3.2(b).

(bb)  “Company CE Products” means the Company Products that are sold in reliance upon the EU Medical Devices Directive and relevant parts of the EU Medical Devices Regulation.

(cc)   “Company Certificate” has the meaning given to it in Section 3.2(b).

(dd)  “Company Common Stock” has the meaning given to it in Section 4.3(a).

(ee)   “Company Data” means Personal Data, Confidential Information, and any other proprietary information processed by or on behalf of Company or any of its Subsidiaries.

(ff)    “Company Disclosure Letter” has the meaning given to it in the first paragraph in ARTICLE IV.

(gg)  “Company ESPP” means Company’s 2019 Employee Stock Purchase Plan, as may be amended from time to time.

(hh)  “Company Field Safety Notices” has the meaning given to it in Section 4.8(d).

(ii)     “Company Filed SEC Documents” has the meaning given to it in the first paragraph in ARTICLE IV.

(jj)     “Company Financial Advisor” has the meaning given to it in Section 4.21.

(kk)   “Company Foreign Plan” has the meaning given to it in Section 4.12(j).

(ll)     “Company IP” has the meaning given to it in Section 4.15(b).

(mm)   “Company Leased Real Property” has the meaning given to it in Section 4.19(b).

(nn)   “Company Material Contracts” has the meaning given to it in Section 4.17(a)(xvii).

(oo)   “Company Option” means an option to purchase shares of Company Common Stock granted under any equity incentive plan, program or agreement maintained by Company or to which Company is a party, including any of the Company Stock Incentive Plans.

(pp)   “Company Options Capitalization Table” has the meaning given to it in Section 4.3(c).

(qq)   “Company Owned IP” has the meaning given to it in Section 4.15(a).

(rr)   “Company Permits” has the meaning given to it in Section 4.7.

(ss)   “Company Preferred Stock” has the meaning given to it in Section 4.3(a).

(tt)   “Company Product” means all products or services now or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of Company or any of its Subsidiaries and all products or services currently under development by Company or any of its Subsidiaries.

(uu)   “Company Proxy Statement/Prospectus” has the meaning given to it in Section 4.2(c).

(vv)   “Company Real Property Lease” has the meaning given to it in Section 4.19(b).

(ww)   “Company Recommendation Change” has the meaning given to it in Section 6.2(c).

(xx)   “Company Registered IP” has the meaning given to it in Section 4.15(a).

(yy)   “Company SEC Documents” has the meaning given to it in Section 4.5(a).

(zz)   “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Owned IP or Company Products.

(aaa)   “Company Stock Incentive Plans” means, collectively, (i) the 2005 Company Plan, (ii) the 2012 Company Plan, (iii) the 2016 Company Plan, (iv) the 2024 Company Plan, and (v) the Company ESPP.

(bbb)   “Company Stockholder Approval” has the meaning given to it in Section 4.20.

(ccc)    “Company Stockholders Meeting” has the meaning given to it in Section 7.1(b).

(ddd)   “Company Termination Fee” has the meaning given to it in Section 9.2(b).

(eee)    “Company Third Party” has the meaning given to it in Section 6.2(b).

(fff)   “Confidential Information” has the meaning given to it in Section 4.15(d).

(ggg)   “Confidentiality Agreement” means the confidentiality agreement set forth on Section 1.1(ggg) of the Parent Disclosure Letter.

(hhh)   “Continuing Employee” means an individual who, immediately prior to the Effective Time, is an employee of Company or any of its Subsidiaries and who, immediately after the Effective Time, continues as an employee of the Surviving Corporation, Parent or any of their respective Subsidiaries.

(iii)   “Continuing U.S. Employee” means a Continuing Employee who resides in the United States.

(jjj)   “Control” has the meaning given to it in Section 1.1(f).

(kkk)   “D&O Indemnified Parties” has the meaning given to it in Section 7.4(b).

(lll)   “DFVCP” has the meaning given to it in Section 7.18.

(mmm)   “DGCL” has the meaning given to it in Section 2.1.

(nnn)   “DOL” has the meaning given to it in Section 7.18.

(ooo)   “Effective Time” has the meaning given to it in Section 2.3.

(ppp)   “Eligible Company Option” means each Company Option (whether or not vested or exercisable) that (i) has been validly granted under any Company Stock Incentive Plan with an exercise price per share of Company Common Stock that is less than $7.20 and (ii) is outstanding and unexercised as of immediately prior to the Effective Time.

(qqq)   “Enforceability Exceptions” has the meaning given to it in Section 4.2(a).

(rrr)   “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, public or worker health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

(sss)   “Environmental Permits” has the meaning given to it in Section 4.18.

(ttt)   “EPCRS” has the meaning given to it in Section 4.12(e).

(uuu)   “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

(vvv)   “ERISA” means the United States Employee Retirement Income Security Act of 1974.

(www)   “ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Person that, together with Company or any of its Subsidiaries, is or, at the relevant time, was treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

(xxx)   “Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection).

(yyy)   “Excess Shares” has the meaning given to it in Section 3.2(g).

(zzz)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaaa)   “Exchange Agent” has the meaning given to it in Section 3.2(a).

(bbbb)  “Exchange Fund” has the meaning given to it in Section 3.2(a).

(cccc)   “Exchange Ratio” has the meaning given to it in Section 3.1(a).

(dddd)   “Existing Indemnified Parties” has the meaning given to it in Section 7.4(a).

(eeee)   “FDA” has the meaning given to it in Section 4.8(a).

(ffff)   “Form S-4” has the meaning given to it in Section 4.2(c).

(gggg)   “GAAP” has the meaning given to it in Section 4.5(b).

(hhhh)   “Governmental Entity” means any federal, national, state, provincial, local or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any accrediting body or non-governmental self-regulatory agency, Notified Body, commission or authority, in each case, whether domestic or foreign.

(iiii)   “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicare Advantage, Medicaid, Managed Medicaid and Medicaid waiver programs, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Entity and any successor programs thereto.

(jjjj)   “Harmful Code” means any computer software viruses, time bombs, Trojan horses, ransomware, spyware, adware or scareware or other similar software is designed to or otherwise does assault, vandalize, disrupt, damage, disable, hack into, incapacitate, infiltrate, slow or shut down a computer system.

(kkkk)   “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, under any Environmental Law.

(llll)   “Healthcare Laws” means all Applicable Laws relating to healthcare delivery, regulatory, and reimbursement matters, including but not limited to: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (ii) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; (v) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law,” and its state law counterparts; (vi) 31 U.S.C. §§ 3729- 3733, which is commonly referred to as the “federal False Claims Act”; (vii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (viii) 41 U.S.C. §§ 51-58 (the Anti-Kickback Act of 1986,); (ix) 18 U.S.C. § 1952 (the Travel Act); (x) HIPAA (as defined herein); (xi) Applicable Laws relating to submission of claims to Payors; (xii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h); (xiii) 18 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act of 2018), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347); (xiv) the Deficit Reduction Act of 2005; (xv) 21 U.S.C. §§ 301 et seq. (the Food, Drug, and Cosmetic Act) together with implementing regulations and any other rules, regulations, or guidance published or promulgated thereunder; (xvi) all federal, state or local statute or regulations relevant to mail fraud, wire fraud, false statements or claims; (xvii) all Applicable Law relating to advertising or marketing of healthcare items or services; and (xviii) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (xix) all Applicable Laws concerning the administration, ordering, storage, security or prescribing of controlled substances, the federal Controlled Substances Act, 21 U.S.C. 13 et seq.; (xx) ISO 13485:2016, EU Regulation 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices (“EU Medical Devices Regulation”), EU Medical Devices Directive 93/42/EEC (“EU Medical Devices Directive”); (xxi) EU Member States anti-gift and transparency laws; and (xxii) all similar or comparable foreign, state, local Applicable Law counterparts to the foregoing, and the rules and regulations promulgated thereunder, each as may be amended from time to time.

(mmmm)  “Healthcare Permits” means any and all licenses, Permits, certifications, authorizations, exemptions, waivers, Governmental Health Program enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, permits of approval, consents, supplier or provider numbers, qualifications, operating authority, approvals or clearances, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law, including any clearance, approval, license, registration, exemption or other authorization necessary for the development, manufacture or commercialization of the Company Products.

(nnnn)   “Healthcare Reform Laws” has the meaning given to it in Section 4.12(f).

(oooo)   “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) for purposes of this Agreement, the applicable state laws regarding patient privacy and the security, use and disclosure of healthcare record.

(pppp)   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qqqq)   “Intellectual Property” means all intellectual and industrial proprietary and property rights, whether registered or unregistered, including: (i) patents, patent applications, patent disclosures, invention disclosures and inventions (regardless of whether patentable and regardless of whether reduced to practice) and any reissue, continuation, continuation-in-part, divisional, revision, extension or reexamination certificate, post-issuance certificate thereof or based thereon; (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, company names, corporate names, or other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof, together with all goodwill of the businesses associated with the foregoing; (iii) works of authorship, whether copyrightable or not, all derivatives, translations and adaptations thereof, copyrights (whether registered or unregistered) therein and thereto and all applications, registrations, renewals, extensions, restorations and reversions thereof, and all common law and moral rights therein; (iv) rights in software and computer programs (in both source code and object code form), and all rights in any documentation and manuals therefor; (v) databases and data compilations; (vi) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information; and (vii) Internet domain names (whether or not trademarked), websites, web addresses, web pages, URLs, social media identifiers, and the content thereon.

(rrrr)   “Intended Tax Treatment” has the meaning given to it in Section 2.5.

(ssss)   “Intervening Event” means any material event, effect, condition, change, occurrence, development, circumstance or state of facts occurring or arising after the date hereof that materially affects Company, and that was neither known to, nor reasonably foreseeable by, any member of the Company Board as of or prior to the date hereof, and that becomes known to the Company Board after the date hereof and prior to the date of the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence of or terms of an Alternative Transaction or any inquiry or communications relating thereto or any consequences thereof; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts with respect to Parent or any of its Affiliates; (iii) any changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock or the fact, in and of itself, that the Company meets or exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to any such change may be taken into account in determining whether there has been an Intervening Event); or (iv) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(tttt)   “Invention Assignment Agreements” has the meaning given to it in Section 4.15(e).

(uuuu)   “IRS” has the meaning given to it in Section 4.12(b).

(vvvv)   “IT Assets” means all computers, software, firmware, computer hardware, middleware, servers, networks, workstations, routers, hubs, switches, information, telecommunications systems, data communications lines, peripherals and computer systems, and other information technology equipment, systems, or platforms used in or relied upon by Company or any of its Subsidiaries in connection with their business as currently conducted and as proposed to be conducted.

(wwww)   “Knowledge of Company” means the actual knowledge of the individuals set forth on Section 1.1(uuuu) of the Company Disclosure Letter, after reasonable inquiry.

(xxxx)   “Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(vvvv) of the Parent Disclosure Letter.

(yyyy)   “Labor Agreement” means any collective bargaining agreement or similar labor-related contract with any labor union, labor organization, or works council.

(zzzz)   “Liens” has the meaning given to it in Section 4.2(b).

(aaaaa)   “Material Adverse Effect” means, with respect to any Person, any event, circumstance, development, occurrence, fact, condition, effect, or change (each, a “Change”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole; or (b) the ability of such Person to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Material Adverse Effect shall not be deemed to include any Change (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions (including the impacts of any tariffs or trade wars); (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty in Section 4.2 of this Agreement); (iii) any changes in Applicable Law or GAAP or other applicable accounting standards, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of the date of this Agreement; (v) natural disasters, epidemics, pandemics, or other force majeure events; (vi) general conditions in the industry in which such Person and its Subsidiaries operate; (vii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Change underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that any Change underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the prior written consent of, in the case of Parent, Company, and in the case of Company, Parent; provided further, however, that any Change referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries conduct their businesses.

(bbbbb)  “Maximum Premiums” has the meaning given to it in Section 7.4(c).

(ccccc)   “Measurement Date” has the meaning given to it in Section 4.3(a).

(ddddd)   “Merger” has the meaning given to it in Section 2.1.

(eeeee)   “Merger Consideration” has the meaning given to it in Section 3.1(a)(i).

(fffff)   “Merger Sub” has the meaning given to it in the Preamble.

(ggggg)   “Merger Sub Stockholder Approval” has the meaning given to it in Section 5.11.

(hhhhh)   “Merger Sub Written Consent” has the meaning given to it in Section 5.11.

(iiiii)   “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

(jjjjj)   “NASDAQ” has the meaning given to it in Section 3.2(g).

(kkkkk)   “Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Regulation.

(lllll)   “Open Source Software” means any software that is distributed as “free software” or as “open source software” or under any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including any software licensed under or subject to the GNU General Public License or the GNU Affero General Public License.

(mmmmm)   “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

(nnnnn)    “Outside Date” has the meaning given to it in Section 9.1(b)(i).

(ooooo)   “Owned Company Software” has the meaning given to it in Section 4.15(f).

(ppppp)   “Parent” has the meaning given to it in the Preamble.

(qqqqq)   “Parent Benefit Plan” means each compensation or benefit plan, policy, program or arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit-sharing, insurance, cafeteria, severance, retention, salary continuation, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute and in which any Continuing Employee is eligible to participate after the Closing, but excluding any Multiemployer Plan and any Company Benefit Plan.

(rrrrr)    “Parent Board” means the Board of Directors of Parent.

(sssss)    “Parent Common Stock” has the meaning given to it in Section 5.3(a).

(ttttt)    “Parent Disclosure Letter” has the meaning given to it in the first paragraph under ARTICLE V.

(uuuuu)   “Parent Equity Awards” means the Parent Options, the Time-Based Parent Stock Awards, and the Performance-Based Parent Stock Awards.

(vvvvv)   “Parent Equity Incentive Plan” means Parent’s Equity Incentive Plan, as may be amended or restated from time to time.

(wwwww)   “Parent Option” means an option to purchase shares of Parent Common Stock granted under any equity incentive plan, program or agreement maintained by Parent or to which Parent is a party, including the Parent Equity Incentive Plan.

(xxxxx)   “Parent Stock Award” means an award of shares of Parent Common Stock or Parent Stock Units granted under any equity incentive plan, program or agreement maintained by Parent or to which Parent is a party, including the Parent Equity Incentive Plan.

(yyyyy)    “Parent Stock Units” means a bookkeeping entry representing an amount equivalent to the fair market value of one share of Parent Common Stock, payable in cash or shares of Parent Common Stock.

(zzzzz)   “Payor” means any Governmental Health Program (including Medicare Advantage plan and Medicaid managed care plan) and any other healthcare service plan, health maintenance organization, health insurer, physician hospital organization, or private, commercial, or governmental third-party payor.

(aaaaaa)   “PCI DSS” has the meaning given to it in Section 4.16(c).

(bbbbbb)   “Performance-Based Parent Stock Award” means a Parent Stock Award that is subject to performance-based vesting (or a combination of time-based and performance-based vesting).

(cccccc)   “Permitted Liens” means: (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Company, with respect to which Company shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Company, in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Company in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), (v) Liens arising from non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Company, in the ordinary course of business, (vii) leases, subleases, licenses and occupancy agreements by Company as landlord, sublandlord or licensor and (viii) with respect to leased property, all Liens existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(dddddd)   “Person” or “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including any Governmental Entity.

(eeeeee)   “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual or household, or includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar terms applicable under any Privacy and Security Requirements.

(ffffff)   “Privacy and Security Requirements” means, to the extent applicable: (i) all Applicable Laws concerning any Processing of Company Data (including any Personal Data therein) and the privacy, confidentiality, security, or breach of such Company Data, including: HIPAA; state privacy, data security, and breach notification laws, and state social security number protection laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the California Online Privacy Protection Act; the California Consumer Privacy Act and other state consumer privacy laws, the EU General Data Protection Regulation 2016/679, and PCI DSS; (ii) the terms of all contracts, as entered into by Company or its Subsidiaries or Parent or its Subsidiaries (as applicable), with any person relating to the Processing of Company Data; (iii) all written notices and policies by which Company or its Subsidiaries is bound or purports to be bound, to the extent relating to privacy, security, data protection, or any notifications of Security Breaches, other data security incidents or violations of (i) or (ii), and the Processing of Company Data; and (iv) and any binding industry standards applicable to the industry in which each of Company or any of its Subsidiaries operates.

(gggggg)   “Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), analysis, storage, retention, structuring, recording, organization, consultation, de-identification, re-identification, maintenance, processing, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or any other operation or set of operations performed on data or sets of data (including Personal Data), whether electronically or in any other form or medium and whether or not by automatic means.

(hhhhhh)   “PTO Policy” has the meaning given to it in Section 7.10(d).

(iiiiii)   “Release” means any release, spill, pumping, pouring, emptying, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property.

(jjjjjj)   “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person.

(kkkkkk)   “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, Russia, Syria, or the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine) or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii).

(llllll)   “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom.

(mmmmmm)   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(nnnnnn)   “Securities Act” means the Securities Act of 1933, as amended.

(oooooo)   “Security Breach” has the meaning given to it in Section 4.16(b).

(pppppp)   “Specified Agreement” has the meaning given to it in Section 9.1(e).

(qqqqqq)   “Subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person.

(rrrrrr)   “Superior Offer” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into an Alternative Transaction (with all references to 20% in the definition of Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of Section 6.2(a), (B) is on terms that the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into an Alternative Transaction and the identity of the person making such proposal to enter into an Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

(ssssss)   “Surviving Corporation” has the meaning given to it in Section 2.1.

(tttttt)    “Tail Policy” has the meaning given to it in Section 7.4(c).

(uuuuuu)   “Tax Opinion” has the meaning given to it in Section 7.14(b).

(vvvvvv)   “Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form or information return, and any schedule or attachment thereto or amendment thereof, relating to any Tax that is filed or required to be filed with a Governmental Entity.

(wwwwww) “Taxes” or other derivations of “Taxes” means any and all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, escheat or unclaimed property, workmen’s compensation or other taxes, charges, levies or other like assessments imposed by any Governmental Entity, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not. The term “Tax” means any one of the foregoing Taxes.

(xxxxxx)   “Terminating Company Option” has the meaning given to it in Section 3.1(b)(ii).

(yyyyyy)    “Time-Based Parent Stock Award” means a Parent Stock Award that is subject to time-based vesting.

(zzzzzz)   “Transaction Litigation” has the meaning given to it in Section 7.12.

(aaaaaaa)   “Transfer Taxes” has the meaning given to it in Section 7.9.

(bbbbbbb)   “WARN Act” has the meaning given to it in Section 4.13(b).

(ccccccc)   “Willful Breach” has the meaning given to it in Section 9.2(d).

Section 1.2    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. The phrase “made available” when used in reference to anything made available by Company or any of its Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Company or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. The phrase “made available” when used in reference to anything made available by Parent, Merger Sub or any of their respective Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Parent or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b)   Except with respect to Section 7.6, whenever a consent or approval of Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

ARTICLE II
THE MERGER

Section 2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 2.2  Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages on the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the Closing may occur at such other time, date or place as may be agreed to in writing by Parent and Company (the date of the Closing, the “Closing Date”).

Section 2.3   Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4   Effects of the Transaction. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Intended Tax Treatment. Each of the parties hereto intends for U.S. federal income tax purposes that (a) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (c) Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

Section 2.6  Organizational Documents; Merger Sub Arrangements.

(a)    Subject, in all cases to Section 7.4, at the Effective Time, (i) the Certificate of Incorporation of Company shall be amended and restated in the form attached hereto as Exhibit A and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the DGCL and such certificate of incorporation and (ii) the bylaws of Company shall be amended and restated in the form attached hereto as Exhibit B and shall be the bylaws the Surviving Corporation until duly amended in accordance with the DGCL and such bylaws.

(b)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the charter and bylaws of the Surviving Corporation and the DGCL.

(c)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1   Effect of the Merger.

(a)    Conversion of Company Common Stock and Merger Sub Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Merger Sub, or the holders of any securities of Parent, Company or Merger Sub:

(i)   Subject to the other provisions of this ARTICLE III, each issued and outstanding share of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 0.0677 fully paid and nonassessable shares of Parent Common Stock (the “Exchange Ratio”) and, if applicable, cash in lieu of fractional shares of Company Common Stock payable in accordance with Section 3.2(g) (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a Company Certificate or Company Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)   Each share of Company Common Stock (A) held in the treasury of Company, or (B) owned by Parent or Merger Sub or any of their respective Subsidiaries, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b)   Treatment of Company Options.

(i)   Each Eligible Company Option shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into an option (A) to purchase that number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to such Eligible Company Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of Company Common Stock of such Eligible Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable Company Stock Incentive Plan and the award agreement and any other written agreement applicable to the Eligible Company Option (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to this Agreement. For the avoidance of doubt, continuous employment with Company or any of its Subsidiaries will be credited to the holder of an Assumed Option for purposes of determining the number of shares of Parent Common Stock that are vested and exercisable under such holder’s Assumed Option after the Effective Time. The conversion of Eligible Company Options into Assumed Options shall be effected in a manner intended to satisfy the requirements of Treasury Regulations Section 1.424-1 and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in each case, to the extent applicable, and this Section 3.1(b)(i) shall be construed consistent with such intentions.

(ii)  Each Company Option that is not an Eligible Company Option shall not be assumed or otherwise substituted by Parent (a “Terminating Company Option”), and all Terminating Company Options that are outstanding and unexercised as of immediately prior to the Effective Time shall terminate and cease to be outstanding at the Effective Time without any further action by the holder thereof in accordance with the terms of the applicable Company Stock Incentive Plan or any award agreements, as applicable, without any consideration payable therefor.

(iii)  Prior to the Effective Time (and in any event prior to the time provided in the applicable Company Stock Incentive Plan), and subject to the prior review and approval of Parent (which review and approval shall not be unreasonably withheld or delayed), the Company Board or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action under the Company Stock Incentive Plans and award agreements evidencing Company Options, as applicable, to (A) provide for and give effect to the treatment of Company Options contemplated by this Section 3.1(b), including (1) obtaining all reasonably necessary approvals and consents, (2) delivering notice to each holder of Company Options of the treatment of Company Options contemplated by this Section 3.1(b) and the specified period of time prior to the Effective Time that such holder will be permitted to exercise such holder’s outstanding Company Options (to the extent then exercisable), and (3) delivering evidence satisfactory to Parent that all reasonably necessary determinations by the Company Board or appropriate committee thereof to provide for and give effect to the treatment of Company Options in accordance with this Section 3.1(b) have been made, (B) provide that exercisability of Company Options will not be accelerated, including as a result of the Merger, this Agreement, or the transactions contemplated by this Agreement except for such acceleration as is (x) specifically provided in the Company Stock Incentive Plan or award agreements under which Company Options were originally granted, (y) set forth in Section 3.1(b)(iii) of the Company Disclosure Letter or (z) as consented to in writing by Parent in accordance with Section 6.1(a)(ix), and (C) deliver copies of all consents, notices, amendments and other documents executed, adopted or delivered, as applicable, in connection with the immediately preceding clauses (A) and (B).

(iv)   As soon as practicable after the Effective Time, Parent will use commercially reasonable efforts to prepare and file one or more registration statements on Form S-8 (or another appropriate form) with the SEC with respect to the shares of Parent Common Stock issuable with respect to Assumed Options. Parent will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as shares are issuable with respect to Assumed Options. Parent will give holders of Assumed Options written notice of their Assumed Options as soon as practicable after the Effective Time.

(c)   Treatment of ESPP. Prior to the Effective Time, and subject to the prior review and approval of Parent (which review and approval shall not be unreasonably withheld or delayed), the Company Board or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee thereof, shall adopt resolutions and shall take, or cause to be taken, all necessary and appropriate action to provide that the Company ESPP will continue to be suspended until terminated in accordance with this Section 3.1(c).

(d)   No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock or Parent Common Stock in connection with the Merger.

Section 3.2   Exchange of Shares and Certificates.

(a)   Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into an exchange agreement with the transfer agent of Parent, the transfer agent of Company or another nationally recognized financial institution or trust company designated by Parent (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). At or promptly following the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this ARTICLE III through the Exchange Agent, book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Company Common Stock and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 3.2(c) (such shares of Parent Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

(b)   Exchange Procedures. As promptly as practicable following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate (an “Company Certificate”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery of Company Certificates shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Parent and Company) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to Parent and Company) for use in effecting the surrender of the Company Certificates in exchange for (A) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(c) and (C) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g). Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(c) and (iii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. Notwithstanding anything to the contrary in this Agreement, no holder of record of a book-entry share (an “Company Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall be required to deliver a Company Certificate or letter of transmittal or surrender such Company Book-Entry Shares to the Exchange Agent, and in lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Company Book-Entry Share shall be entitled, upon or following the Effective Time, to receive in exchange therefor (x) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(c) and (z) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g). Until surrendered, in the case of a Company Certificate, or exchanged for, in the case of a Company Book-Entry Share, in each case, as contemplated by this Section 3.2(b), each Company Certificate or Company Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(b) and any dividends or other distributions payable pursuant to Section 3.2(c). The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book-Entry Shares on the Merger Consideration or any cash payable hereunder.

(c)   Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, there shall be paid to the holders of the Parent Common Stock issued in exchange for Company Certificates or Company Book-Entry Shares pursuant to Section 3.2(b), without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), payable with respect to such shares of Parent Common Stock.

(d)   Certain Transfers of Ownership. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 3.2(c)) may be made to a person other than the person in whose name the Company Certificate or Company Book-Entry Share so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Company Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any Transfer Taxes or other Taxes required by reason of the payment to a person other than the registered holder of such Company Certificate or Company Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(e)   Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE III.

(f)   No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock (together with cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g)) issued upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this ARTICLE III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates or Company Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Company Certificates or Company Book-Entry Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificates or Company Book-Entry Shares.

(g)  Fractional Shares. No fractional share of Parent Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Company Certificates or Company Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. Each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates and Company Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.2(g). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Company Certificates or Company Book-Entry Shares over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Certificates or Company Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Company Certificates and Company Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Company Certificates or Company Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Company Certificates or Company Book-Entry Shares shall be reduced by any and all commissions, Transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Certificates or Company Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Certificates or Company Book-Entry Shares is entitled (after taking into account all Company Certificates and Company Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Certificates or Company Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates or Company Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(g); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.2(g) until the surrender of such Company Certificates or Company Book-Entry Shares in accordance with this ARTICLE III. The payment of cash in lieu of fractional share interests pursuant to this Section 3.2(g) represents merely a mechanical rounding-off of the fractions in the exchange and is not separately bargained-for consideration.

(h)  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Company Certificates or Company Book-Entry Shares for one year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 3.2(c). Any amounts remaining unclaimed by holders of any such Company Certificates or Company Book-Entry Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(i)   No Liability. None of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Laws. If any Company Certificate shall not have been surrendered or Company Book-Entry Share not paid, in each case, in accordance with Section 3.2(b), immediately prior to the date on which any Merger Consideration in respect of such Company Certificate or Company Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Company Certificate or Company Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of all claims or interest of any person previously entitled thereto.

(j)   Withholding Rights. Each of Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts or consideration otherwise payable or issuable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld under the Code or any provision of Applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

Section 3.3   Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time:

(a)  any change in the number or type of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(a) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement. For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 3.3(a) with respect to Company Options, such adjustments will be made without duplication in a manner consistent with the relevant adjustment provisions of the applicable Company Stock Incentive Plan.

(b)  any change in the number or type of outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4  Further Assurances. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and Company with respect to the Merger, the officers of Parent shall be fully authorized (in the name of Merger Sub, Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in any Company SEC Document filed with the SEC and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Company Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature other than historical facts included therein) or as disclosed in the disclosure letter delivered by Company to Parent upon the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Company represents and warrants to Parent as follows:

Section 4.1   Organization, Standing and Corporate Power. Each of Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its assets and to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The Certificate of Incorporation of Company and the bylaws of Company, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Company Filed SEC Documents.

Section 4.2   Corporate Authority; Non-contravention.

(a)   Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the Company Stockholder Approval. The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of Company, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and the stockholders of Company, (C) resolved to recommend the adoption of this Agreement to the stockholders of Company, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that this Agreement be submitted to the stockholders of Company for adoption at the Company Stockholders Meeting, and, as of the date of this Agreement, such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Company or any of its Subsidiaries under, (A) the Certificate of Incorporation of Company or the Bylaws of Company or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or their respective properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 4.2(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Company’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect or (2) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

(c)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder or the consummation by Company of the transactions contemplated hereby, except for (A) the filing or submission with the SEC, and, if applicable, effectiveness, of (1) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Company Proxy Statement/Prospectus”), (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (3) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company or its Subsidiaries are qualified to do business, (C) the approvals, orders or authorizations set forth in Section 4.2(c) of the Company Disclosure Letter, and (D) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Company or (2) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

Section 4.3   Capital Structure.

(a)   The authorized capital stock of Company consists of 60,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on March 31, 2025 (the “Measurement Date”), (A) 27,365,682 shares of Company Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Company Common Stock held by Company in its treasury), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 185,831 shares of Company Common Stock were held by Company in its treasury, (D) Company had reserved 600,000 shares of Company Common Stock for issuance pursuant to the 2005 Company Plan, of which 4,000 shares were subject to outstanding and unexercised Company Options, (E) Company had reserved 600,000 shares of Company Common Stock for issuance pursuant to the 2012 Company Plan, of which 48,403 shares of Company Common Stock were subject to outstanding and unexercised Company Options, (F) Company had reserved 4,700,000 shares of Company Common Stock for issuance pursuant to the 2016 Company Plan, of which 3,010,775 shares of Company Common Stock were subject to outstanding and unexercised Company Options, (G) Company had reserved 2,000,000 shares of Company Common Stock for issuance pursuant to the 2024 Company Plan, of which no shares were subject to outstanding awards, and (H) 950,000 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP, of which no shares of Company Common Stock were subject to outstanding purchase rights under the Company ESPP. No shares of Company Common Stock are owned by any Subsidiary of Company.

(b)   All outstanding shares of capital stock of Company are, and all shares of capital stock of Company that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.3(a) and except for changes since the Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the Measurement Date in accordance with their terms in effect on the date of this Agreement or as expressly permitted by Section 6.1(a)(ii), (A) there are no issued, reserved for issuance or outstanding Equity Securities of Company, and (B) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Company.

(c)   Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Options as of the Measurement Date (the “Company Options Capitalization Table”), including, with respect to each outstanding and unexercised Company Option, (A) the holder’s name and country of residence, (B) the type of service relationship with Company or any of its Subsidiaries (e.g., employee, independent contractor or non-employee director), (C) the applicable Company Stock Incentive Plan covering such Company Option, (D) the date of grant, (E) the type of the award (including whether such Company Option was granted in a manner intended to qualify as an “incentive stock option” under Section 422 of the Code), (F) the vesting schedule (including any acceleration provisions), whether subject to performance conditions, (G) the number of shares of Company Common Stock subject to such Company Option (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at maximum levels), (H) the applicable per share exercise price and expiration date, and (I) a description of any exercisability conditions or provisions that deviate from the standard forms of award agreements evidencing Company Options under the applicable Company Stock Incentive Plan. Company shall provide Parent with an updated Company Options Capitalization Table no later than five (5) Business Days prior to the Effective Time. All Company Options have been granted in compliance in all material respects with the applicable Company Stock Incentive Plan and all Applicable Laws. Company has delivered or made available to Parent copies of each Company Stock Incentive Plan covering Company Options outstanding and unexercised as of the Measurement Date and the forms of all award agreements evidencing such Company Options. The terms of the Company Stock Incentive Plans and the underlying award agreements permit the treatment of Company Options described in Section 3.1(b).

(d)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Company or any of its Subsidiaries. Neither Company nor its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Company or any of its Subsidiaries that are in effect. Neither Company nor any of its Subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Company or any of its Subsidiaries on any matter.

(e)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.4   Subsidiaries.

(a)   All Equity Securities of each Subsidiary of Company (A) have been validly issued and are fully paid and nonassessable, except as, individually or in the aggregate, would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, and (B) are owned by Company or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such Subsidiary).

(b)   There are no outstanding (A) Equity Securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any Subsidiary of Company or (B) warrants, calls, options, preemptive rights or other rights to acquire from Company or any of its Subsidiaries, or any obligation of Company or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Company.

Section 4.5   SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)   Company has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2022 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of Company, none of the Company SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)   The consolidated financial statements (including all related notes and schedules) of Company and its Subsidiaries included in the Company SEC Documents were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since January 1, 2022, there has been no material change in Company’s accounting methods or principles that would be required to be disclosed in Company’s financial statements in accordance with GAAP, except as described in the Company Filed SEC Documents.

(c)   Except (A) as reflected or reserved against in Company’s audited balance sheet as of December 31, 2024 (or the notes thereto) included in Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2025 (the “Company Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

(d)   Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s properties or assets. Since January 1, 2022, none of Company, Company’s independent accountants, the Company Board or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Company, (2) “material weakness” in the internal controls over financial reporting of Company, (3) fraud, whether or not material, that involves management or other employees of Company who have a significant role in the internal controls over financial reporting of Company or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Company or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officers and chief financial officer of Company to make the certifications required under the Exchange Act with respect to such reports.

(f)    Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 2.03(d) of Form 8-K or as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g)   Since January 1, 2022, each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2022, Company has been in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 4.6   Absence of Certain Changes or Events.

(a)   From December 31, 2024 through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, (i) the businesses of Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(a)(i) to Section 6.1(a)(xv).

(b)   Since December 31, 2024 and through the date of this Agreement, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Company.

Section 4.7   Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all permits, licenses, accreditations, certifications, qualifications, agreements, authorizations, easements, franchises, rulings, waivers, consents, variances, exemptions, orders, registrations and approvals of all Governmental Entities or accreditation organizations, or the administrative agents thereof (“Permits”) that are required for the operation of the businesses of Company and its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Company and its Subsidiaries are in material compliance with the terms of the Company Permits and Applicable Laws relating to Company and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or Applicable Laws would be material to the Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Company or (ii) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

Section 4.8  Regulatory Matters and Compliance with Healthcare Laws.

(a)   Company and its Subsidiaries are in compliance with all Healthcare Laws applicable to their respective businesses and the Company Products. Neither Company nor any of its Subsidiaries has received any written notification of any pending or threatened, Action from any Governmental Entity, including the U.S. Food and Drug Administration (“FDA”), state Governmental Entities, and Notified Bodies, alleging noncompliance of Company under any applicable Healthcare Laws.

(b)   Each Healthcare Permit is in full force and effect and no suspension, revocation, cancellation or withdrawal of such Healthcare Permit is pending or threatened. All submissions utilized as the basis for, or submitted by, Company and its Subsidiaries, in connection with any Healthcare Permit currently held by the Company for the Company Products, when submitted to the applicable Governmental Entity, were complete and correct as of the date of submission or were corrected or supplemented by a subsequent submission and any required updates, changes, corrections or modifications to such submissions have been submitted to the applicable Governmental Entity.

(c)   The Company has not received any notice that (i) any Action has been taken by any Governmental Entity or (ii) any Action is in the process of being taken by any Governmental Entity that, if taken, would slow, halt or enjoin the development, manufacturing, or marketing of the Company Products or the operation of the respective businesses of Company or its Subsidiaries, or subject the development, manufacturing, or marketing of the Company Products or Company or its Subsidiaries to any Action.

(d)   Since January 1, 2021, (i) there have been no field notifications, field corrections, market withdrawals, recalls, or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products (“Company Field Safety Notices”); (ii) the Company has implemented corrective and preventative actions for all complaints received by the Company from any Governmental Entity, and there are no open complaints with respect to the Company Products that have been received by the Company from any Governmental Entity; and (iii) the Company has implemented corrective and preventive actions for all material complaints from any non-Governmental Entity (including from healthcare professionals, users, distributors, or patients), and there are no open material complaints with respect to the Company Products that have been received by the Company from any non-Governmental Entity. To the Knowledge of Company, there are no facts that would be reasonably likely to result in (x) a material Company Field Safety Notice, (y) a material change in labeling of any of the Company Products; or (z) a termination or suspension of marketing or testing of the Company Products.

(e)   Company and its Subsidiaries and, to the Knowledge of Company, its suppliers and contract manufacturers, are ISO 13485:2016 certified and in good standing with the relevant Governmental Entity, and in material compliance with all applicable requirements of ISO 13485:2016 and Applicable Laws, rules, standards, and official guidance, including quality system regulation in 21 C.F.R. Part 820, EU Medical Devices Directive, and the EU Medical Devices Regulation, as applicable.

(f)    The Company CE Products are in compliance with the EU Medical Devices Directive and relevant parts of the EU Medical Devices Regulation and the Company has received formal confirmation from the Notified Body that the Company CE Products may continue to be placed on the market of the CE Mark Countries until December 31, 2028.

(g)   Company and its Subsidiaries have not received, since January 1, 2021, any written notice, Form FDA-483, warning letters, untitled letters, or any similar notice or letter from any other Governmental Entity alleging or asserting non-compliance with any Healthcare Laws or any other communication alleging actual or potential violations of any Healthcare Laws. Company has not entered into any consent decree or order pursuant to any Healthcare Laws and Company is not party to any judgement, decree, or judicial or administrative order pursuant to any Healthcare Laws.

(h)   The preclinical and clinical studies and tests conducted with respect to the Company Products, by or on behalf of, or sponsored by Company or its Subsidiaries and used to support a regulatory submission, if still pending, are being conducted in accordance with all applicable Healthcare Laws. To the Knowledge of Company, no investigational device exemption or clinical trial application filed by or on behalf of Company or its Subsidiaries with the FDA or similar application or Healthcare Permit filed with any other Governmental Entity has been terminated or suspended by the FDA or such other Governmental Entity due to a safety or non-compliance issue, and neither the FDA nor any other Governmental Entity has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Company or its Subsidiaries.

(i)    Neither Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Company, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Company, its Subsidiaries, nor any of their respective officers, directors or employees has been (i) debarred, excluded or suspended from any Governmental Health Program, or any other Government Health Program or human clinical research, including under 21 U.S.C. § 335a or any similar Applicable Laws or (ii) convicted of any crime or engaged in any conduct that could result in such a debarment, suspension or exclusion. No legal proceeding, investigation, audit, inquiry, or action that would reasonably be expected to result in such a debarment, suspension or exclusion are pending or, to the Knowledge of Company, threatened against Company or any of its officers, directors, or employees.

(j)    None of Company or its Subsidiaries, and no director, officer, employee, contractor or agent of Company or its Subsidiaries, has been charged with or convicted of a Governmental Health Program-related offense, or convicted of, or charged with a violation of federal or state Applicable Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Governmental Health Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity.

(k)   Neither Company nor any of its Subsidiaries (i) participates in, or submits claims to, any Payors; or (ii) has provided Payor coverage or reimbursement advice to any customers.

Section 4.9   Corrupt Practices. Since January 1, 2022, (i) none of Company or its Subsidiaries, nor, to the Knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the Knowledge of Company, as of the date of this Agreement, neither Company nor any of its Subsidiaries, directors, officers, employees or agents is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Company and its Subsidiaries maintain a system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2022, neither Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 4.10   Sanctions. Neither Company nor any of its Subsidiaries and, to the Knowledge of Company, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of Company, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Company and its Subsidiaries is and, since January 1, 2022, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Company nor any of its Subsidiaries has, since January 1, 2022, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

Section 4.11   Litigation. There is no legal, administrative, arbitral or other action, suit, charge, investigation, inquiries, proceeding, complaint, audit, indictment or litigation before any court or arbitrator or any Governmental Entity (each, an “Action”) pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby. To the Knowledge of Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of Company or any of its Subsidiaries or any malfeasance by any officer or director of Company.

Section 4.12   Benefit Plans.

(a)     Section 4.12(a) of the Company Disclosure Letter sets forth a complete and correct list of all Company Benefit Plans. Neither Company nor any ERISA Affiliate has any agreement, arrangement, commitment, or obligation to create, enter into, or contribute to any Company Benefit Plan not listed on Section 4.12(a) of the Company Disclosure Letter or to continue, modify or amend any existing Company Benefit Plan (except for amendments required by Applicable Law with respect to which the amendment deadline has not lapsed).

(b)   With respect to each Company Benefit Plan, Company has provided to Parent complete and correct copies, to the extent applicable, of (A) the current plan document and all amendments thereto, or, if no written plan document exists, a written summary of the material terms of such Company Benefit Plan (B) the most recent summary plan description and all summaries of material modifications related thereto, (C) all contracts related to such Company Benefit Plan, including all trust agreements, insurances policies and contracts, and service provider agreements, in each case, as currently in effect, (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the three (3) most recent annual reports (e.g., Form 5500 series) filed with a Governmental Entity, along with all attachments and schedules related thereto, (F) the most recently received Internal Revenue Service (the “IRS”) determination, opinion or advisory letter, (G) all year-end compliance testing results for the three most-recently completed plan years, including, but not limited to, coverage (Code Section 410(b)), annual limits (Code Sections 402(g) and 415), non-discrimination (Actual Deferral Percentage and Actual Contribution Percentage), and top-heavy testing, as well as all documentation relating to the correction of any failure with respect to such testing, and (H) for each of three most recently completed three years, if the Company was considered an Applicable Large Employer under the Affordable Care Act (whether individually or as a member of an aggregated Applicable Large Employer group) during such years, copies of all Forms 1094-C and a sample Form 1095-C filed with the Internal Revenue Service for each such year.

(c)   With respect to each Company Benefit Plan, (A) such Company Benefit Plan has been established, documented, maintained, administered, operated and funded in all material respects in accordance with its terms and in material compliance with all applicable requirements of all Applicable Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (B) Company, each of its Subsidiaries and each other Person has properly performed in all material respects all of its duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such Company Benefit Plan; (C) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Company Benefit Plan required to be filed with any Governmental Entity or provided to any participant in such Company Benefit Plan (or the beneficiary of any such participant) have been properly prepared and properly filed or provided on or before their respective due dates and were complete and accurate in all material respects when so filed or provided; (D) none of Company, any of its Subsidiaries or any other Person has breached any fiduciary duty imposed upon it by ERISA or any other Applicable Law; (E) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA or Section 4975(c)(2) or 4975(d) of the Code) has occurred that would reasonably be expected to subject the Company, any of its Subsidiaries or such Company Benefit Plan to any material liability; (F) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Company Benefit Plan on or before the Effective Time have been timely paid in accordance with the terms of such Company Benefit Plan and Applicable Law or, if not due until after the Effective Time, have been accrued as a liability in accordance with GAAP or paid; (G) neither Company nor any of its Subsidiaries has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any of Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates could reasonably be expected to incur, directly or indirectly, any material penalty, excise Tax, fine, Lien or liability under ERISA, the Code or any other Applicable Law; and (H) there is no pending or, to the Knowledge of Company, threatened or anticipated claim, action, investigation or audit (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts or assets related thereto.

(d)   Neither Company or any of its Subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, participated in, contributed to or been obligated to contribute to, or has or could have any liability or obligation (including any contingent liability or obligation) under or with respect to: (i) any employee benefit plan that is, or at any time was, subject to Section 302 or 303 of ERISA, Title IV of ERISA, or Section 412 or 430 of the Code, (ii) any Multiemployer Plan, (iii) any “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA), (iv) any “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code), or (v) any self-funded (or self-insured) group health plan (including any such plan pursuant to which a stop-loss policy or contract applies).

(e)   Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred or failed to occur, and there are no facts or circumstances that could adversely affect the qualified status of any such plan or the tax-exempt status of its related trust, or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System (“EPCRS”) or the taking of any corrective action under EPCRS in order to maintain the qualified status of such Company Benefit Plan, and (B) has received a favorable IRS determination letter or utilizes a pre-approved plan document that is the subject of an IRS opinion letter upon which Company can rely as to such plan’s qualified status.

(f)    Company is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”), including the market reform mandates, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations), and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.

(g)   Each Company Benefit Plan can be amended or terminated by Company at any time (whether before or after the Closing) in accordance with its written terms, without any other Person’s consent, and without any penalty, cost, expense or liability to Company, the Surviving Corporation, Parent, any of their respective Subsidiaries or Affiliates, or such Company Benefit Plan, other than de minimis administrative expenses of the type typically incurred in connection with the termination of similar employee benefit plans.

(h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could reasonably be expected to (A) entitle any current or former employee, director or other individual service provider of Company or any of its Subsidiaries to any payment of compensation, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other individual service provider of Company or any of its Subsidiaries, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan or otherwise, (D) result in any limitation on the right of Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time, or (E) result in the payment of any amount (whether in cash, in property, the vesting of property or in the form of benefits) that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)    Each Company Benefit Plan that provides, in any part, deferred compensation that is subject to Section 409A of the Code satisfies the documentary and operational requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the regulations, rulings and other guidance issued thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Benefit Plan), such that no participant therein has been or could reasonably be expected to be subject to any additional Tax or interest under Section 409A of the Code. No person is entitled to receive any additional payment (including any Tax gross-up, reimbursement, make-whole or other payment or indemnification) from Company or any of its Subsidiaries as a result of the imposition of Taxes or related interest or penalties under Section 4999 of the Code or Section 409A of the Code.

(j)    (A) Each Company Benefit Plan maintained by Company on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “Company Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in all material respects in good standing with the applicable Governmental Entity; (B) if such Company Foreign Plan is intended to qualify for any preferential Tax treatment, such Company Foreign Plan satisfies the requirements for such treatment and has obtained all approvals of all relevant Governmental Entities that are necessary to qualify for such Tax treatment; (C) each Company Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (D) no Company Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (E) no unfunded or underfunded liabilities exist with respect to any Company Foreign Plan.

Section 4.13   Labor and Employment Matters.

(a)   Neither Company nor any of its Subsidiaries are party to, or bound by, any Labor Agreement and no employees of Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with Company or any of its Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2022) strikes or lockouts with respect to any employees of Company or any of its Subsidiaries, (ii) there is no (and has not been since January 1, 2022) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Company, threatened in writing against Company or any of its Subsidiaries, (iii) there is no (and has not been since January 1, 2022) slowdown, or work stoppage in effect or, to the Knowledge of Company, threatened in writing, with respect to any employees of Company or any of its Subsidiaries, and (iv) to the Knowledge of Company, there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.

(b)   Company and its Subsidiaries each are, and have been since January 1, 2022, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance. Neither Company nor any of its Subsidiaries has received notice since January 1, 2022 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, immigration and workers compensation insurance laws to conduct an investigation of Company or any of its Subsidiaries and, to the Knowledge of Company, no such investigation is in progress.

(c)   To the Knowledge of Company, no current or former employee or independent contractor of Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (A) owed to Company or any of its Subsidiaries or (B) owed to any third party with respect to such person’s right to be employed or engaged by Company or any of its Subsidiaries.

(d)   To the Knowledge of Company, Company and its Subsidiaries have reasonably responded to, and investigated if required by Applicable Law, all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of Company or any of its Subsidiaries that have been reported to Company or any of its Subsidiaries; and (ii) to the Knowledge of Company, no allegations of sexual harassment or gender discrimination are pending against any such officers, directors and senior vice president level employees of Company or any of its Subsidiaries, and therefore, to the Knowledge of Company, no substantial liability or significant disrepute is expected to arise from any such allegations.

Section 4.14  Taxes.

(a)    All income and other material Tax Returns required to be filed by, or on behalf of, Company or any of its Subsidiaries have been properly and timely filed (taking into account validly obtained extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all Applicable Law. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than automatic extensions validly obtained in the ordinary course of business). All Taxes due and payable by Company or any of its Subsidiaries have been properly and timely paid in full (whether or not such Taxes were reflected on any Tax Return).

(b)    All material Taxes required to be withheld by, or on behalf of, Company or any of its Subsidiaries in respect of any payments to any employees, officers, managers, directors or other Persons have been properly and timely withheld and remitted to the appropriate Governmental Entity in accordance with Applicable Law, and each of Company and its Subsidiaries has complied in all material respects with all related information reporting, withholding and record retention requirements.

(c)    The Company Balance Sheet accrues all liabilities for Taxes with respect to all periods through December 31, 2024 in accordance with GAAP, and neither Company nor any of its Subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.

(d)    No audits, examinations, investigations, claims or other Actions are pending, currently in progress or threatened in writing with regard to any material Taxes or any material Tax Return of Company or any of its Subsidiaries. There are no material Tax deficiencies or assessments claimed, proposed or asserted against (or otherwise with respect to) Company or any of its Subsidiaries that have not been fully paid and finally settled. Neither Company nor any of its Subsidiaries has extended or waived (or requested to extend or waive) any statute of limitations period for the assessment or collection of any material Tax. No claim has been made by any Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that Company or such Subsidiary is or may be required to file such particular type of Tax Return or pay such particular type of Tax.

(e)    Neither Company nor any of its Subsidiaries has, or has ever had, a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any Applicable Law), a fixed place of business or other taxable presence, in each case, in any jurisdiction other than the country in which Company or such Subsidiary, as applicable, was formed or organized.

(f)     Neither Company nor any of its Subsidiaries (A) is, or has ever been, a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code, or any other affiliated, combined, consolidated or unitary group or arrangement for group relief for any other Tax purposes (other than a group the common parent of which is or was Company), or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other arrangement regarding the sharing or allocation of, or indemnification or reimbursement for, either liability for Taxes or payment of Taxes.

(g)    None of the assets of Company or any of its Subsidiaries is subject to any Lien for a material amount of Taxes (other than Liens for Taxes not yet due and payable).

(h)    Within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(i)     Company currently is not, and has not been at any time during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)     Neither Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Applicable Law).

(k)    There are no private letter rulings or gain recognition agreements with respect to any Taxes or Tax Returns of Company or any of its Subsidiaries that have been requested, issued or executed.

(l)     Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made, or improper method of accounting used, on or prior to the Closing Date, (B) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) entered into on or prior to the Closing Date, (C) “intercompany transaction” within the meaning of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Applicable Law) occurring on or prior to the Closing Date, (D) “excess loss account” within the meaning of Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or non-U.S. Applicable Law) in existence on the Closing Date, (E) installment sale or open transaction disposition entered into on or prior to the Closing Date or (F) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Neither Company nor any of its Subsidiaries has made an election under Section 965 of the Code. Company and each of its Subsidiaries has always used the accrual method of accounting for Tax purposes.

(m)   Neither Company nor any of its Subsidiaries (A) is a party to any joint venture, partnership or other arrangement or agreement that could reasonably be expected to, or is, treated as a partnership for any Tax purposes or (B) directly or indirectly owns any interest in any “passive foreign investment company” within the meaning of Section 1297(a) of the Code or any “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(n)    Neither Company nor any of its Subsidiaries has requested or claimed any Tax credits (or received any refund or advance payment thereof) under the CARES Act, the Families First Coronavirus Response Act or Sections 3131, 3132 or 3134 of the Code (or any similar provision of state, local or non-U.S. Applicable Law).

(o)    Neither Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(p)    Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws with respect to transfer pricing, including Section 482 of the Code and the Treasury Regulations thereunder.

Section 4.15   Intellectual Property.

(a)   Section 4.15(a) of the Company Disclosure Letter contains a list of (1) all issuances, registrations, and applications for registration of all Intellectual Property owned by or filed or registered in the name of Company or its Subsidiaries (“Company Registered IP”), (2) all material unregistered trademarks owned by Company or any of its Subsidiaries, (3) the jurisdiction in which any of the foregoing have been issued, registered or filed, and (4) all actions that are required to be taken by Company or any of its Subsidiaries within two months following the date of this Agreement in order to avoid prejudice to or impairment or abandonment of any the foregoing ((1) and (2), collectively, and together with all other Intellectual Property owned or purported to be owned by Company or its Subsidiaries, the “Company Owned IP”). All Company Registered IP is subsisting, valid and, to the Knowledge of Company, enforceable, and has been obtained and maintained in compliance with all Applicable Laws and applicable rules, policies and procedures of the applicable Governmental Entity or of the applicable person that maintains domain name registrations (including with respect to the filing of required certifications or other documents for purposes of prosecuting, maintaining, and perfecting such Company Registered IP).

(b)   Company or one of its Subsidiaries exclusively owns, free and clear of all Liens (except Permitted Liens) all right, title, and interest in and to the Company Owned IP and either owns all right, title, and interest in and to, free and clear of all Liens (except Permitted Liens), or has the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all other items of Intellectual Property necessary for or used in the operation of Company and its Subsidiaries’ businesses, as currently conducted or as proposed to be conducted (such Intellectual Property, together with the Company Owned IP, the “Company IP”). The Company Owned IP is fully transferable, alienable, and licensable by Company and its Subsidiaries without restriction and without payment of any kind to, or approval by, any third party. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in (1) the loss or impairment of any Company IP, (2) any right of any person to terminate any rights under or exercise any new or additional rights under any Company IP, (3) the payment by Parent or Merger Sub of any additional consideration for its right to own, maintain or continue to use any of the Company IP, or (4) Parent or Merger Sub being bound by or subject to any exclusivity obligations, non-compete, or other restrictions on the operation or scope of Company’s or any of its Subsidiaries’ businesses.

(c)   The conduct of Company, its Subsidiaries, and the conduct of Company’s and its Subsidiaries’ businesses, including the use, sale, or offer to sell any Company Products, does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property or other rights of any third party. There are no past, pending, or threatened actions, claims, or other proceedings involving any of the Company Owned IP, or alleging that the Company Products, the conduct of Company or any of its Subsidiaries, or the conduct of its or their businesses infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any third party or challenging Company’s ownership or use of any Company IP and, to the Knowledge of Company, no facts or circumstances exist that might reasonably serve as the basis for any of the foregoing. To the Knowledge of Company, no third party is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted, or otherwise violated any Company Owned IP and no facts or circumstances exist that might reasonably suggest any of the foregoing. Neither Company nor any of its Subsidiaries has received any notice that it must license or refrain from using any Intellectual Property or any offer by any other person to license any Intellectual Property to Company or any of its Subsidiaries and, to the Knowledge of Company, there are no facts or circumstances that would provide a reasonable basis for any such claim or challenge. Neither Company nor any of its Subsidiaries has sent a notice to any third party alleging infringement, misappropriation, dilution or other violation of any Company Owned IP or brought any action, claim, or other proceeding for unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Company Owned IP. No Company Owned IP has been declared unenforceable or otherwise invalid by any Governmental Entity nor is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar action, claim, or other proceeding and to the Knowledge of Company there are no facts or circumstances that might reasonably serve as the basis for any of the foregoing.

(d)   Company and its Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of trade secrets and any other proprietary or confidential information, including Company Data, owned by or provided to them under conditions of confidentiality (collectively, “Confidential Information”). There has been no unauthorized disclosure of any such trade secrets or other Confidential Information by Company or any of its Subsidiaries to any person and Company and each of its Subsidiaries is in compliance with all contracts relating to third-party trade secrets to which it is a party or is otherwise bound.

(e)   All employees, contractors or consultants who have independently or jointly contributed to or are currently independently or jointly contributing to the conception, creation, development, invention, or reduction to practice of any Company Owned IP (each, an “Author”) have executed a valid and enforceable contract that: (1) presently assigns to Company or one of Company’s Subsidiaries all of such person’s right, title, and interest in and to all such Intellectual Property, developed, invented, or reduced to practice by such Author in the scope of such Author’s employment by or engagement with Company or one of its Subsidiaries, unencumbered by any Lien (other than Permitted Liens) (to the extent such rights are not transferred to Company or one of Company’s Subsidiaries via operation of law); and (2) includes confidentiality obligations in favor of Company or the applicable Subsidiary of Company ((1) and (2), collectively, the “Invention Assignment Agreements”). Other than as set forth in Section 4.15(e) of the Company Disclosure Letter, Company has made available to Parent true, correct, and complete copies of all Invention Assignment Agreements and, to the Knowledge of Company, no Author is in breach of: (x) such Invention Assignment Agreement; or (y) any contract relating to employment, invention disclosure, invention assignment, non-disclosure, or non-competition or any other contract by virtue of such Author being employed by, or performing services for, Company or any of its Subsidiaries. To the Knowledge of Company, no Author is subject to any contract or obligation with any third party that could adversely affect Company’s or its Subsidiaries’ rights in the Company Owned IP, that restricts or limits the work in which such Author may be engaged, or that requires such Author to disclose information concerning such Author’s work to any person other than Company or its Subsidiaries. No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP and no Governmental Entity or other person has any claim of right or license to, ownership of, or other Lien (other than Permitted Liens) on any Company IP. No Author was employed by or has performed services for any Governmental Entity during the time during which such Author was also performing services for Company or one of its Subsidiaries or during the twelve (12) month period immediately prior to the same. Neither Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups, or other, similar organizations that would obligate Company or any of its Subsidiaries to grant any rights or licenses to any person or otherwise impair or limit the control of any Company Owned IP.

(f)    No software included in the Company Owned IP (“Owned Company Software”) (1) includes any Harmful Code or (2) is linked to, incorporates, or is otherwise integrated with any Open Source Software or any modification or derivative thereof in a manner that (x) subjects such Owned Company Software to any obligations to disclose, distribute, or otherwise make the Owned Company Software or any Company Source Code available to any third party or to be licensed to third parties at no or minimal cost, (y) creates obligations for Company or any of its Subsidiaries to grant, or purports to grant to any person any rights or immunities under any Company Owned IP, or (z) that otherwise restricts the ability of Company or any of its Subsidiaries to commercially exploit such Owned Company Software.

(g)   Company and its Subsidiaries have not disclosed, delivered, or licensed any Company Source Code (and are not obligated to and have not permitted a third party to disclose, deliver, or license any Company Source Code), nor has there been any unauthorized or inadvertent disclosure of any Company Source Code, other than disclosures to employees, contractors, consultants, and advisors (A) involved in the development of Company Products, and (B) subject to a written confidentiality agreement. No circumstance or condition exists (including the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement), that would reasonably be expected to result in any of the foregoing.

(h)   Company’s and its Subsidiaries’ use of AI Technology and practices relating to the operating, training, testing, improvement, and development of any AI Technology, and any resulting outputs, complies (and all times has complied) in all material respects with (1) Applicable Laws; (2) the Privacy and Security Requirements; and (3) applicable contractual obligations to which Company or any of its Subsidiaries is bound. Company and its Subsidiaries do not employ the use of facial recognition with AI Technologies. Other than as set forth in Section 4.15(h) of the Company Disclosure Letter, Company owns or has all necessary rights in and to any data that it uses to operate, train, test, improve, or develop AI Technologies and the Company Products. Company and its Subsidiaries maintain and adhere to industry standard policies, protocols, and procedures relating to the ethical and responsible use of AI Technologies, including policies, protocols, and procedures for: (x) developing and implementing AI Technologies in a way that promotes transparency, accountability, and human interpretability; (y) identifying and mitigating bias in AI Technologies and any data used to operate, train, test, improve, or develop AI Technologies; (z) preventing AI Technologies from hallucinating, reproducing Personal Data or Confidential Information, or otherwise producing harmful or inaccurate results; and (xx) requiring management oversight and approval of Company’s and its Subsidiaries’ use and implementation of AI Technologies. There has been no actual or, to the Knowledge of Company, alleged non-compliance with any such policies, protocols, and procedures, and Company and its Subsidiaries have not received any notice or communication from any Governmental Entity or other person concerning Company’s or its Subsidiaries’ use of AI Technologies.

Section 4.16   Information Technology; Data Protection.

(a)    The IT Assets owned by, controlled by, or otherwise used in the conduct of the businesses of Company and its Subsidiaries are in good working order and are sufficient for, and operate and perform as needed by, Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted and as proposed to be conducted and Company and its Subsidiaries own or have a valid right to access and use all such IT Assets. There have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures, or unplanned outages or other adverse integrity, performance, or security access incidents affecting the IT Assets (or, in each case, Company Data and other information and transactions stored or contained therein or transmitted thereby). The IT Assets are free of any Harmful Code and Company and its Subsidiaries have taken all commercially reasonable steps and implemented commercially reasonable safeguards to protect the IT Assets from Harmful Code. There are no material un-remediated security vulnerabilities in any Company Products or IT Assets.

(b)    Company and its Subsidiaries (1) are and at all times have been in material compliance with all Privacy and Security Requirements, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical, and physical safeguards to protect the IT Assets of Company and its Subsidiaries, and the Personal Data, Company Data, Confidential Information, and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss, and damage. There has been no (x) unauthorized access, misuse of, or damage to any IT Assets owned by or controlled by, or otherwise used in the conduct of the business of, Company or any of its Subsidiaries, or (y) unauthorized access, use, misuse of, Processing, or loss of, or damage to, any Company Data maintained by or on behalf of Company or any of its Subsidiaries (each of (x) and (y), together with any other event qualifying as a “breach,” “breach of security,” “breach of system security,” “security incident,” or similar event as defined under Applicable Law, including any such incident that would require notification to any Governmental Entity or other person of such incident under the Privacy and Security Requirements, a “Security Breach”). Neither Company nor any of its Subsidiaries have sent (or been required to send) or received any notices to or from any person or Governmental Entity relating to a Security Breach, and no circumstance has arisen in which the Privacy and Security Requirements would require Company or any of its Subsidiaries to notify a Governmental Entity or any other person of a Security Breach or any violations or potential violations of any Privacy and Security Requirements. Neither Company and its Subsidiaries nor any person acting on its or their behalf or direction have: (A) paid any perpetrator of, or party making a threat regarding, any Security Breach; or (B) paid any third party with actual or alleged information about a Security Breach pursuant to a request for payment from or on behalf of such perpetrator or other third person.

(c)    To the extent that Company or any of its Subsidiaries receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts and debit cards), passwords, CCV data, cardholder data, or other related data, Company’s and its Subsidiaries’ information security procedures, processes and systems have at all times met or exceeded all Applicable Laws and Privacy and Security Requirements, including those established by applicable Governmental Entities, payment brands, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standards (“PCI DSS”))

(d)    Company and its Subsidiaries are and at all times have (1) maintained privacy and security policies, procedures and safeguards that comply with applicable HIPAA requirements, (2) conducted training regarding HIPAA for all workforce members upon hire and on at least an annual basis thereafter; (ii) entered into business associate agreements and subcontractor business associate agreements (as defined under HIPAA) when required pursuant to HIPAA; (iii) implemented commercially reasonable administrative, physical and technical safeguards to ensure the confidentiality, integrity and security of electronic protected health information (as defined under HIPAA) in material compliance with the HIPAA Security Rule as set forth in 45 C.F.R. Part 160 and subparts A and C of 45 C.F.R. Part 164; and (iv) completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) and updates such risk analysis when reasonably determined necessary due to changes in the threat environment or technology and on a regular basis as required by HIPAA. Company and its Subsidiaries are and have been in compliance with the terms of all business associate agreements and subcontractor business associate agreements. To the Knowledge of Company, no subcontractor of Company has breached any business associate agreement or subcontractor business associate agreement.

Section 4.17  Certain Contracts.

(a)    Except as set forth on Section 4.17(a) of the Company Disclosure Letter, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by (in each case, excluding any Company Benefit Plan):

(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or with Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii)  any contract involving payment by or to Company or its Subsidiaries of more than $250,000 in the year ended December 31, 2024 or that is expected to involve payment by or to Company or its Subsidiaries of more than $250,000 for the year ended December 31, 2025;

(iii)   contracts with any Payor involving payment by or to Company or its Subsidiaries of more than $100,000 in the year ended December 31, 2024 or that is expected to involve payment to Company or its Subsidiaries of more than $100,000 for the year ended December 31, 2025;

(iv)   contracts with a Governmental Entity, pursuant to which Company or a Subsidiary received payments from any Governmental Entity;

(v)   any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Company or any of its Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $100,000 in the aggregate and (B) intercompany indebtedness among Company and its wholly owned Subsidiaries in the ordinary course of business);

(vi)   any Company Real Property Lease;

(vii)   any contract relating to any swap or hedging transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions;

(viii)   any contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of Company or any of its Subsidiaries or joint ventures;

(ix)   any contract containing any non-compete, exclusivity, “most favored nation” provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits, in any material respect, the business of Company or any of its Subsidiaries (or, following the Effective Time, Parent and its Subsidiaries);

(x)    any contract with any (A) executive officer or director of Company, or (B) Affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or Affiliate;

(xi)   any contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Company or any of its Subsidiaries after the date hereof, or involved such payments, in excess of $100,000, (B) will impose materially burdensome monitoring or reporting obligations on Company or any of its Subsidiaries or material restrictions on Company or any of its Subsidiaries (or, following the Effective Time, on Parent or any of its Subsidiaries), including any Corporate Integrity Agreements and similar agreement with a Governmental Entity or (C) creates or could create a Lien (other than a Permitted Lien) on any asset of Company and its Subsidiaries in excess of $50,000;

(xii)   any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement, in each case other than any such agreement solely between or among Company and its wholly owned Subsidiaries;

(xiii)   any acquisition or divestiture contract, including with respect to the acquisition or disposition of any product line, business or material asset of Company or any of its Subsidiaries, other than contracts solely between or among Company and its wholly owned Subsidiaries;

(xiv)   any contract under which Company or its Subsidiaries has granted or received any license or other rights with respect to material Intellectual Property or otherwise restricting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (x) licenses to “off-the-shelf,” non-customized, commercially available software that are subject to standard, non-negotiated terms and conditions, (y) non-exclusive licenses to Company Owned IP granted to customers, (z) non-exclusive licenses granted by vendors or service providers under contracts primarily for the provision of services, where such non-exclusive license is incidental to the subject matter of the agreement, and (xx) Invention Assignment Agreements entered into with employees of Company or its Subsidiaries, in each case of (y), (z) and (xx), in the ordinary course of business and consistent with past practice); or

(xv)   any contract for the development of material Intellectual Property for the benefit of Company or any of its Subsidiaries or intending to resolve any disputes relating to Intellectual Property (e.g., covenants not to assert, concurrent use agreements, or coexistence agreements) or restricting Company or any of its Subsidiaries from using or exploiting Company Owned IP any contract relating to clinical research or retrospective studies (including any sub-agreements, principal investigator agreements, site affiliation agreements, sponsor agreements, management services agreements, software agreements or other agreements);

(xvi)   any contracts granting data sharing rights or involving the sale of data; or

(xvii)    any business associate agreements and subcontractor business associate agreements (as defined under HIPAA); (all contracts of the types described in clauses (a) through (q), collectively, the “Company Material Contracts”).

(b)   True, correct and complete copies of each Company Material Contract have been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to be material to Company, (i) neither Company nor any of its Subsidiaries is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of Company or any Subsidiary of Company that is a party thereto, as applicable, and, to the Knowledge of Company, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither Company nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Company Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to be material to Company. Neither Company nor any of its Subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to Company and its Subsidiaries any Company Material Contract.

Section 4.18  Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries are and have been since January 1, 2022 in compliance with all applicable Environmental Laws, and neither Company nor any of its Subsidiaries has received any written communication from any person or Governmental Entity that alleges that Company or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Company and each of its Subsidiaries have obtained all permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities required or necessary for, pursuant to applicable Environmental Law, the construction, occupation and operation of their facilities and the conduct of their business and operations (“Environmental Permits”), and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Company and its Subsidiaries are and since January 1, 2022 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of Company, threatened in writing against Company or any of its Subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for Company or its Subsidiaries under any Environmental Laws and (v) neither Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.

Section 4.19  Real Property.

(a)   Company does not, nor do any of its Subsidiaries, own any real property.

(b)   Section 4.19(b) of the Company Disclosure Letter sets forth a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which Company or its Subsidiaries is a tenant or subtenant, licensee or occupant (such real property, the “Company Leased Real Property” and each underlying lease, a “Company Real Property Lease”) and the address of the Company Leased Real Property that is the subject of such Company Real Property Lease. Except as, individually or in the aggregate, would not reasonably be expected to be material to Company, (i) each Company Real Property Lease is valid and in full force and effect and, to the Knowledge of Company, valid and enforceable against the other parties thereto, (ii) Company has good and marketable leasehold title to each Company Leased Real Property, (iii) neither Company nor any of its Subsidiaries, nor to the Knowledge of Company any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease, and neither Company nor any of its Subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Company Real Property Lease where such breach, violation or default remains uncured, (iv) neither Company nor any of its Subsidiaries has assigned, transferred, subleased or otherwise granted any Person the right to use or occupy any Company Leased Real Property or pledged any interest in any Company Real Property Lease, (v) all of the land, buildings, structures and other improvements used by Company are included in the Company Leased Real Property, (vi) Company has not received any written notice of any violation of Applicable Laws with respect to any Company Leased Real Property or any Company Real Property Lease, and (vii) there is no condemnation proceeding pending or, to the Knowledge of Company, threatened as to any Company Real Property Lease nor any material casualty which has not been fully restored. Company’s possession and quiet enjoyment of the rights and benefits granted to Company under each Company Real Property Lease is not currently disturbed in any material respect. There are no third party contracts currently in effect to which Company is a party for the performance of any repairs, work and/or capital improvements at the Company Leased Real Property, and there is currently no ongoing construction work in, on or about the Company Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business.

Section 4.20  Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders Meeting, is necessary to adopt this Agreement. The Company Stockholder Approval is the only vote of holders of any securities of Company necessary to approve the transactions contemplated by this Agreement.

Section 4.21  Opinion of Financial Advisors. The Company Board has received the opinion of Piper Sandler & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock other than Parent or its Affiliates (it being agreed that such opinion is for the benefit of the Company Board and, for the avoidance of doubt, may not be relied upon by Parent or any of its Affiliates). A true and complete copy of the signed, written opinion of the Company Financial Advisor will promptly following receipt thereof by Company be made available to Parent after the date hereof for informational purposes only.

Section 4.22  Brokers. Except for fees payable to the Company Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company. Company has, prior to the execution and delivery of this Agreement, made available to Parent, a true, correct and complete copy of Company’s engagement letter with the Company Financial Advisor related to the Merger and the transactions contemplated hereby as in effect on the date of this Agreement.

Section 4.23  No Other Representations.

(a)   Except for the express written representations and warranties made in this ARTICLE IV (as qualified by the Company Disclosure Letter and Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, neither Company nor any other person acting on behalf of Company or its Subsidiaries makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE IV or any certificate delivered pursuant to this Agreement, neither Company nor any other person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Company or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this ARTICLE IV (as qualified by the Company Disclosure Letter and the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)   Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Parent nor Merger Sub or any other person acting on behalf of Parent or its Subsidiaries has made, is making or is authorized to make, and Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in writing in ARTICLE V (as qualified by the Parent Disclosure Letter and the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its representatives. Without limiting the generality of the foregoing, Company acknowledges that, except as expressly provided in ARTICLE V (as qualified by the Parent Disclosure Letter and the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Company or any of its representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in any Parent SEC Document filed with the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Parent Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature other than historical facts included therein) or as disclosed in the disclosure letter delivered by Parent to Company upon the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent represents and warrants to Company as follows:

Section 5.1   Organization, Standing and Corporate Power. Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its assets ad to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The Certificate of Incorporation of Parent and the Bylaws of Parent, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Parent Filed SEC Documents.

Section 5.2    Corporate Authority; Non-contravention.

(a)   Parent has all requisite corporate power and authority to enter into this Agreement and the Merger Sub Stockholder Approval and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. The Board of Directors of Parent (at a meeting duly called and held) has, by the majority vote of all directors of Parent, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement and (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance are fair to, and in the best interests of, Parent and the stockholders of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except for the Enforceability Exceptions.

(b)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, (A) the Certificate of Incorporation of Parent or the Bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 5.2(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Parent’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

(c)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and if applicable, effectiveness, of (1) the Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Share Issuance, (2) the Form S-8 to be filed with the SEC by Parent pursuant to Section 3.1(b)(iii) and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or its Subsidiaries are qualified to do business, (D) such filings with and approvals of the NASDAQ to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NASDAQ, (E) the approvals, orders or authorizations set forth in Section 5.2(c) of the Parent Disclosure Letter and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

Section 5.3   Capital Structure.

(a)   The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”). At the close of business on the Measurement Date, (A) 74,945,616 shares of Parent Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Parent Common Stock held by Parent in its treasury), (B) no shares of Parent Common Stock were held by Parent in its treasury, and (C) 828,961 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unexercised Parent Options, (D) 686,566 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unvested Time-Based Parent Stock Awards, and (E) 130,615 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unvested Performance-Based Parent Stock Awards (assuming satisfaction of any performance vesting conditions at maximum levels).

(b)   All outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes since the Measurement Date resulting from the issuance or grant of any Parent Equity Awards and the exercise or vesting and settlement of Parent Equity Awards outstanding on the date hereof or issued or granted on or after the date hereof, as of the date of this Agreement (A) there are no issued, reserved for issuance or outstanding Equity Securities of Parent, and (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Parent.

(c)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Parent or any of its Subsidiaries. Neither Parent nor its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Parent or any of its Subsidiaries that are in effect. Neither Parent nor any of its Subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent or any of its Subsidiaries on any matter.

(d)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.4   Subsidiaries.

(a)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, all Equity Securities of each Subsidiary of Parent (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Parent or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such Subsidiary)

(b)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any Subsidiary of Parent or (B) warrants, calls, options, preemptive rights or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Parent.

Section 5.5   SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)   Parent has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2022 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Parent is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)   The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since January 1, 2022, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the Parent Filed SEC Documents.

(c)   Except (A) as reflected or reserved against in Parent’s audited balance sheet as of December 31, 2024 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC on March 3, 2025, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2024, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(d)   Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2022, none of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Parent, (2) “material weakness” in the internal controls over financial reporting of Parent, (3) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Parent or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(f)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements”), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(g)   Since January 1, 2022, each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Since January 1, 2022, Parent has been in material compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 5.6   Absence of Certain Changes or Events.

(a)   From December 31, 2024, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b)   Since December 31, 2024, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.7   Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all Permits that are required for the operation of the businesses of Parent and its Subsidiaries as currently conducted (the “Parent Permits”), and all such Parent Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all Applicable Laws relating to Parent and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Parent Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Parent or (ii) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

Section 5.8   Sanctions. Neither Parent nor any of its Subsidiaries, and, to the Knowledge of Parent, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of Parent, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Parent and its Subsidiaries is and, since January 1, 2022, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Company nor any of its Subsidiaries has, since January 1, 2022, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

Section 5.9   Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Parent and its Subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding ay accounting practices of the Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 5.10   Brokers. No broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.11   Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the Merger Sub Stockholder Approval. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions. The affirmative vote by Parent, in its capacity as the sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent in favor of adopting this Agreement (the “Merger Sub Stockholder Approval”) is the only vote of the holders of any class or series of Merger Sub’s capital stock prior to the Effective Time, or any holder of any other security of Merger Sub, necessary to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby, and the execution and delivery by Parent, in its capacity as sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent, of the written consent (the “Merger Sub Written Consent”) will satisfy the Merger Sub Stockholder Approval and will be sufficient to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and Merger Sub’s organizational documents.

Section 5.12  No Other Representations.

(a)   Except for the express written representations and warranties made in this ARTICLE V (as qualified by the Parent Disclosure Letter or the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, neither Parent nor Merger Sub or any other person acting on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE V or any certificate delivered pursuant to this Agreement, neither Parent nor Merger Sub or any other person makes or has made any express or implied representation or warranty to Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this ARTICLE V (as qualified by the Parent Disclosure Letter or the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, any oral or written information presented to Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)   Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that neither Company nor any other person acting on behalf of Company or its Subsidiaries has made, is making, or is authorized to make, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Company in writing in ARTICLE IV (as qualified by the Company Disclosure Letter or the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that, except as expressly provided in ARTICLE IV (as qualified by the Company Disclosure Letter and the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent and Merger Sub or any of their representatives.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1   Conduct of Business.

(a)    Conduct of Business by Company. Except for matters set forth in Section 6.1(a) of the Company Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, or as otherwise consented to by Parent in writing, during the period from the date of this Agreement to the Effective Time, Company (x) shall, and shall cause its Subsidiaries to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 6.1(a) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its Subsidiaries to:

(i)   (A) other than dividends and distributions by a direct or indirect Subsidiary wholly owned by Company payable to another direct or indirect Subsidiary wholly owned by Company or payable to Company, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any Equity Securities of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Securities of Company or (C) purchase, redeem or otherwise acquire any Equity Securities of Company (other than the acquisition of shares upon the exercise or settlement of Company Options outstanding on the Measurement Date in accordance with their terms in effect on the Measurement Date or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Company Option in effect on the Measurement Date), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Company’s wholly owned Subsidiaries, actions or transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries;

(ii)  issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien, or otherwise authorize the issuance, delivery, sale, transfer, pledge or encumbrance of, any Equity Securities (other than (A) in connection with the settlement or exercise of Company Options outstanding as of the Measurement Date in accordance with their terms in effect on Measurement Date or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Company Options in effect on the Measurement Date, (B) as required under the terms of any Company Benefit Plan in effect on the date of this Agreement, as permitted by this Agreement, or pursuant to Section 3.1(b) of this Agreement and (C) solely with respect to the capital stock or other securities of Company’s wholly owned Subsidiaries, transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries), or enter into any agreement with respect to the voting of, any of Company’s capital stock;

(iii)  other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice: (A)(1) amend or waive any material provision of any Company Material Contract, (2) enter into any contract that would have been a Company Material Contract had it been in effect as of the date of this Agreement or (3) renew any Company Material Contract (other than on terms that are no less favorable, in the aggregate, to Company), (B) other than the expiration of any Company Material Contract in accordance with the terms and conditions contained therein, terminate any Company Material Contract or (C) acquire any material assets;

(iv)   acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation;

(v)   transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for Permitted Liens), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material Intellectual Property) except (A) for transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries, or (B) the non-exclusive license of Intellectual Property in the ordinary course of business consistent with past practice;

(vi)   create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of this Agreement under Company’s current borrowing agreements that does not, at any time, exceed $2,000,000 in the aggregate and (B) for any inter-company indebtedness solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries;

(vii)   other than any Action with respect to Taxes (which shall be governed by Section 6.1(a)(viii)), settle, pay, discharge or satisfy any Action, other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 7.12) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Company or its Subsidiaries of not more than $250,000 individually or $1,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such Actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Company or any of its Subsidiaries and the payment of monies by Company and its Subsidiaries that are not more than $250,000 individually or $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), (2) is limited to Actions which arise in the ordinary course of business, consistent with past practice, and (3) does not involve any admission of guilt or impose any non de-minimis restrictions or non de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Company or any of its Subsidiaries, whether before, on or after the Effective Time;

(viii)   (A) make, change or revoke any material Tax election, (B) change any Tax accounting period or adopt or change any material method of Tax accounting, (C) settle, adjust or compromise, or enter into any closing agreement with respect to, any audit, examination, investigation, claim or other Action relating to a material amount of Taxes, (D) file any material amended Tax Return, (E) extend or waive (or request to extend or waive) any statute of limitations period for the assessment or collection of any material Tax, (F) surrender any claim for a refund of a material amount of Taxes or (G) prepare and file any material Tax Return in a manner materially inconsistent with past practice;

(ix)    except as set forth on Section 6.1(a)(ix) of the Company Disclosure Letter or as required under the terms of any Company Benefit Plan or Labor Agreement applicable to Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, and subject to Section 6.1(a)(ii), (A) (I) increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000 and which increase is no more than 5% of such individual’s current compensation; provided that such increase does not result in an increase to any such service provider’s equity or equity-based compensation or opportunities, or (II) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, (B) enter into, adopt, amend, terminate or modify any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any Company severance plan maintained for employees at the level of vice president and above, (F) hire, promote or terminate any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000, (G) forgive any loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of Company or any Subsidiary of Company; or (H) announce or commit to take any of the actions set forth in this Section 6.1(a)(ix); provided, however, that the foregoing clauses (A) and (H) shall not restrict Company or any of its Subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a critical vacant position whose annualized base compensation will be less than $175,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of Company and does not contain any change in control, equity or severance benefits;

(x)   change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xi)  make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than $125,000 individually or $500,000 in the aggregate;

(xii)  voluntarily terminate, suspend, abrogate, amend or modify any Company Permit in a manner materially adverse to Company and its Subsidiaries;

(xiii)  (A) amend the Certificate of Incorporation of Company or Bylaws of Company or any similar organizational documents of Company’s Subsidiaries, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiv)  (A) amend, modify, extend, terminate, or enter into any material Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Company or its Subsidiaries; or

(xv)  authorize, or commit or agree to take, any of the foregoing actions.

(b)   No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of Parent, Merger Sub and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.2   No Solicitation by Company.

(a)   Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than Parent or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Company or its Subsidiaries (provided that Company shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Alternative Transaction to the Company Board on a confidential nonpublic basis and solely to the extent the Company Board determines in good faith that the failure to do so would be a breach of the Company Board’s fiduciary duties under Applicable Law, so long as Company promptly (and in any event within twenty-four (24) hours) notifies Parent in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing.

(b)   If, after the date hereof but at any time prior to obtaining the Company Stockholder Approval, Company receives a bona fide written proposal that did not result from a breach of Section 6.2(a) the consummation of which would constitute an Alternative Transaction, and the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes a Superior Offer, subject to compliance with Section 6.2(d), Company and its Representatives may (i) furnish information with respect to Company and its Subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable to Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (A) include any provision calling for an exclusive right to negotiate with Company or (B) provide for the reimbursement by Company or any of its Subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit Company from complying with its obligations under this Agreement, and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than Parent and its Subsidiaries (such person (or group of persons), an “Company Third Party”), or the direct or indirect stockholders of such Company Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Company Common Stock or other Equity Securities of Company representing 20% or more of the equity or voting power of Company (or the resulting company), (2) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Company and any entity surviving any merger or combination including any of them) or businesses of Company or any of its Subsidiaries representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of Company and its Subsidiaries taken as a whole, or (3) any disposition of assets to a Company Third Party representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of Company and its Subsidiaries, taken as a whole. Company agrees that any violations of the restrictions set forth in this Section 6.2 by any of its officers (or its officers’ direct reports) or directors, or any investment banker or financial advisor, retained by and acting on behalf of Company will be deemed to be a breach of this Section 6.2 by Company.

(c)    Except as permitted by this Section 6.2(c) and Section 6.2(f), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, (iii) fail to include in the Company Proxy Statement/Prospectus the recommendation of the Company Board in favor of this Agreement and the Merger, (iv) fail to publicly, within five Business Days after the commencement of a tender or exchange offer relating to shares of Company Common Stock (or, if earlier, at least two Business Days prior to the Company Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Company Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within five Business Days of Parent’s written request to do so (or, if earlier, at least two Business Days prior to the Company Stockholders’ Meeting) following the public announcement of any Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Parent shall not be entitled to make such written request, and the Company Board shall not be required to make such reaffirmation, more than once with respect to any particular Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “Company Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that it has received a Superior Offer, the Company Board may effect a Company Recommendation Change if (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under Applicable Law, (B) Company has notified Parent in writing that it intends to effect a Company Recommendation Change pursuant to this Section 6.2(c), (C) Company has provided Parent with a copy of the proposed definitive agreements and other proposed transaction documentation between Company and the person making such Superior Offer and the identity of the person making such Superior Offer, (D) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 6.2(c), Company shall have discussed and negotiated in good faith and made Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an Superior Offer (it being understood and agreed that any amendment to any material term or condition of any Superior Offer shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) Business Days following delivery of such new notice from Company to Parent and (II) the expiration of the original five (5) Business Day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Superior Offer and (y) the failure to take such action would still be inconsistent with the fiduciary duties of the Company Board under Applicable Law. Neither the Company Board nor any committee thereof shall cause or permit Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or requiring, or reasonably likely to cause, Company to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 6.2(a) or a Specified Agreement pursuant to the conditions in Section 9.1(e)).

(d)   In addition to the obligations of Company set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c), Company shall promptly, and in any event within twenty-four hours of receipt by a member of the Company Board or an executive officer of Company (or if received by another Representative of Company, the time such person became aware thereof), advise Parent orally and in writing of any request for information, proposal or inquiry relating to an Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Company or its Subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.

(e)   Nothing contained in this Section 6.2 shall prohibit Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders that is required by Applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Company Recommendation Change shall be subject to the provisions of Section 6.2(c); provided, further, that a “stop, look and listen” communication by Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Recommendation Change so long as any such communication states that the recommendation of the Company Board in favor of this Agreement and the Merger continues to be in effect (unless, prior to the time of such public disclosure, a Company Recommendation Change has been made in compliance with Section 6.2(c)).

(f)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make the Company Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under Applicable Law; (ii) Company has notified Parent in writing that it intends to effect a Company Recommendation Change pursuant to this Section 6.2(f), describing the Intervening Event in reasonable detail; (iii) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 6.2(f), the Company shall have discussed and negotiated in good faith and made Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its financial advisors and outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under Applicable Law. For the avoidance of doubt, the provisions of this Section 6.2(f) shall also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to five (5) Business Days shall instead be three (3) Business Days).

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1   Form S-4 and Company Proxy Statement; Stockholders Meetings.

(a)    As soon as reasonably practicable following the date of this Agreement, Company and Parent shall prepare the Form S-4 and the Company Proxy Statement/Prospectus, and Parent shall file the Form S-4, which shall include the Company Proxy Statement/Prospectus as a prospectus, with the SEC, with such filing to be within fifteen (15) Business Days, following the date of this Agreement. The parties shall consult each other in connection with setting a preliminary record date for the Company Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Company Proxy Statement/Prospectus received from the SEC. Parent and Company shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Company Proxy Statement/Prospectus prior to filing such with the SEC. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement/Prospectus will be made by Company, in each case without providing the other with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity or the transactions contemplated hereby; and provided, further, that this review and comment right shall not apply with respect to information relating to a Company Recommendation Change. Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus to be mailed to Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Company Proxy Statement/Prospectus or comments on the Form S-4 or the Company Proxy Statement/Prospectus and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Company and Parent.

(b)   Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 6.2(c), through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the Merger. Company may only postpone or adjourn the Company Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Company prior to the Company Stockholders Meeting. Company shall use reasonable best efforts to hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement; provided that, with respect to postponements or adjournments in accordance with the preceding clauses (i) and (ii), Company shall not postpone or adjourn the Company Stockholder Meeting without Parent’s prior written consent for a period of more than ten (10) Business Days after the date on which the Company Stockholder Meeting was originally scheduled or (y) ten (10) Business Days before the Outside Date. Company shall, if requested by Parent (to the extent permitted by Applicable Laws), adjourn or postpone the Company Stockholder Meeting for the absence of quorum or to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided that Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two (2) times or for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting.

(c)   Subject to the terms and conditions of this Agreement, including Section 6.2, Company shall use reasonable best efforts to (i) solicit from Company’s stockholders proxies in favor of the Company Stockholder Approval, respectively, and (ii) take other action necessary or advisable to secure the Company Stockholder Approval. Company shall use reasonable best efforts to keep Parent updated with respect to proxy solicitation efforts and tallies as reasonably requested by Parent.

(d)   The only matters to be voted upon at the Company Stockholders Meeting are (i) the Merger, (ii) compensatory arrangements between Company and its executive officers relating to the Merger (on a non-binding, advisory basis), and (iii) any adjournment or postponement of the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if deemed necessary by Company, and (iv) any other matters that are (A) required by Applicable Law or the Bylaws of Company, as applicable, or (B) if so desired and mutually agreed on, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.

(e)   Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to this Section 7.1 to hold the Company Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other person of any Alternative Transaction or the making of a Company Recommendation Change.

(f)    Each of Company and Parent agrees that none of the information supplied or to be supplied by such party (or its Subsidiaries) for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Company Proxy Statement/Prospectus will, at the date it is first mailed to Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Company and Parent will cause the Form S-4 and the Company Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no covenant is made by either Company or Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the other party (or its Subsidiaries) for inclusion or incorporation by reference in the Form S-4 or the Company Proxy Statement/Prospectus.

Section 7.2   Access to Information; Confidentiality. Subject to the Confidentiality Agreement and Applicable Law, and solely for the purposes of furthering the Merger, Company shall, and shall cause its Subsidiaries to, afford to Parent and its officers, employees and Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of Company), and during such period, Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its and their business, properties and personnel as Parent or its Representatives may reasonably request; provided that the foregoing shall not require Company or Parent to disclose any information pursuant to this Section 7.2 to the extent that (i) such disclosure contravenes any Applicable Law or Order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Company shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 7.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 7.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 7.3   Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, Parent and Company will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and cause the conditions to the Merger set forth in ARTICLE VIII to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by this Agreement, including the Merger) as promptly as reasonably practicable: (i) obtaining all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity that are necessary in order to consummate and make effective the Merger, (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are necessary in order to consummate and make effective the Merger, (iii) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of this Agreement. Each of Parent and Company shall, in consultation and cooperation with the other make any filings required in connection with the conditions set forth on Section 8.1(b) as promptly as reasonably practicable after such determination that any such filings are required. Neither Parent nor Company will withdraw any such filings or applications without the prior written consent of the other party. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company, nor any of their respective Subsidiaries, shall be required to (and Company shall not, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-Governmental Entity third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b)    In connection with and without limiting the efforts referenced in Section 7.3(a), Parent and Company shall jointly develop, and Parent and Company shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, filings, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any Action, or seeking of any consent, approval, order or authorization, under or relating to any Antitrust Law; provided, however, that if there is any disagreement regarding the foregoing, Parent shall ultimately control strategy or decisions in connection with any Action, or seeking of any consent, approval, order or authorization, under or relating to any Antitrust Law. Each of Parent and Company shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (iii) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity, or, in connection with any Action initiated by a private party, to any other person. Each of Parent and Company shall promptly make an appropriate response to any request for information, documentation, other material, or testimony by any Governmental Entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Entity in connection with such filings, submissions or in connection with any Actions under or relating to any Antitrust Law. Each of Parent and Company shall, in connection with the transactions contemplated by this Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any Governmental Entity, or, in connection with any Action by a private party, with any other person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings (excluding any Notification and Report Form under the HSR Act and any attachments thereto, if required), submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

(c)    Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries or Affiliates shall be required, either pursuant to this Section 7.3 or otherwise, to (and, without Parent’s prior written consent, Company shall not, nor shall it permit any of its Representatives to) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of Parent, Company or any of their respective Subsidiaries or Affiliates, (ii) terminate any existing relationships, contractual rights or obligations of Parent, Company or any of their respective Subsidiaries or Affiliates, (iii) terminate any joint venture or other arrangement of Parent, Company or any of their respective Subsidiaries or Affiliates, (iv) create any relationship, contractual rights or obligations of Parent, Company or any of their respective Subsidiaries or Affiliates, (v) effectuate any other change or restructuring of Parent, Company or any of their respective Subsidiaries or Affiliates and (vi) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of Parent, Company or any of their respective Subsidiaries or Affiliates; provided that Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Company only in the event the Closing occurs.

(d)    Company will use commercially reasonable efforts to obtain all third-party consents or approvals, and provide all notices to third-parties, in each case to the extent reasonably requested by Parent in writing and required in connection with the Merger under any contract of the Company or any of its Subsidiaries or Affiliates.

Section 7.4   Indemnification, Exculpation and Insurance.

(a)    Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, members, managers, employees or agents of Company or any Subsidiary of Company (determined as of the Effective Time) (the “Existing Indemnified Parties”) as provided in the organizational documents of Company and any of its Subsidiaries or any indemnification contract between such directors or officers and Company (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the organizational documents of Company and any of its Subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)    From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the current or former directors or officers of Company or any Subsidiary of Company (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent shall, and Parent shall cause the Surviving Corporation to, also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under Applicable Law (subject to the execution of an undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that the D&O Indemnified Party is not entitled to be indemnified under this Section 7.4(b)). In the event of any such actual or alleged Action, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such actual or alleged Action. None of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Action for which indemnification may be sought by an D&O Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such Action.

(c)    The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 7.4(c), the Surviving Corporation shall not be obligated to (A) pay an amount per year in excess of 300% of the amount paid by Company for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (the “Maximum Premiums”) or (B) incur an aggregate cost for the Tail Policy in excess of the Maximum Premiums. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premiums or the aggregate cost for such Tail Policy exceeds the Maximum Premiums, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premiums or an aggregate cost for such Tail Policy not exceeding the Maximum Premiums from an insurance carrier with the same or better credit rating as Company’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, Company may, prior to the Effective Time, and, at Parent’s request, shall use reasonable best efforts to, purchase the Tail Policy; provided that the aggregate cost for such Tail Policy shall not exceed the Maximum Premiums. If Company purchases the Tail Policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)   The covenants contained in this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing contained in this Section 7.4 shall be construed or interpreted to release, waive or impair any other right to director and officer liability insurance claims under any policy that is or has been in existence with respect to Company and its Subsidiaries and the rights contained in this Section 7.4 shall be deemed to be additional to, and not in lieu of or in substitution for any claims under any such policies or other rights to indemnification, advancement or contribution.

(e)   In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

Section 7.5   Fees and Expenses. Except as set forth in this Section 7.5 and in Section 9.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger are consummated, except that each of Parent and Company shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Company Proxy Statement/Prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms (including filing fees) and (c) the filings and notices required to obtain the consents of any Governmental Entity required in connection with the conditions set forth in Section 8.1(b).

Section 7.6  Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Company and Parent. Thereafter, Company and Parent shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first and second sentences of this Section 7.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) a Company Recommendation Change (or any responses thereto), or any communication regarding an Alternative Transaction in accordance with Section 6.2(e), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby consistent in all material respects with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 7.6.

Section 7.7   NASDAQ Listing. Company and Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under ARTICLE III to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 7.8   Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “antitakeover,” or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.9    Transfer Taxes. Company and Parent shall each use commercially reasonable efforts to cooperate in the preparation, execution and filing of all Tax Returns regarding any real property transfer, documentary, sales, use, transfer, value added, stock transfer, stamp, registration or other similar Taxes (collectively, “Transfer Taxes,” which shall exclude, for the avoidance of doubt, any income, capital gains, payroll or other similar Taxes) that become payable by either Company or Parent in connection with the transactions contemplated by this Agreement, which are required or permitted to be filed on or before the Effective Time. The payment of any Transfer Taxes incurred by any direct or indirect holder (prior to the Effective Time) of any share of Company Common Stock in connection with the Merger and any other transactions contemplated by this Agreement, and the filing of any related Tax Returns, shall be the sole responsibility of such holder.

Section 7.10   Employee Matters.

(a)    With respect to each Continuing U.S. Employee, solely for purposes of determining eligibility to participate, vesting (other than vesting of future equity awards), future vacation accruals and severance amounts (but not (i) for purposes of benefit accrual, other than with respect to vacation benefits, or (ii) to the extent that such credit would result in a duplication of compensation or benefits) under each applicable Parent Benefit Plan, service by such Continuing U.S. Employee with Company or any of its Subsidiaries shall be treated as service with Parent to the same extent that such service was taken into account for such purposes under the analogous Company Benefit Plan immediately prior to the Effective Time.

(b)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries any right to continue in the employ or service of the Surviving Corporation, Company, Parent or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, modify or terminate any Company Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to establish, amend, modify or terminate any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, any right (including any third-party right), benefit or remedy of any nature whatsoever under or by reason of this Agreement. If a Parent Benefit Plan replaces a Company Benefit Plan that is a group health plan providing medical benefits during the twelve (12)-consecutive-month period commencing on the Closing Date, then Parent shall use commercially reasonable efforts to cause such Parent Benefit Plan to (A) waive any limitations on benefits relating to preexisting conditions to the same extent such limitations are waived under the Company Benefit Plan that is replaced by such Parent Benefit Plan prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing U.S. Employees in the calendar year in which the Effective Time occurs, in the case of each of clause (A) and (B), with respect to the Continuing U.S. Employees who are covered by such Company Benefit Plan at the time it is replaced; provided, however, that clause (B) shall not apply with respect to any Parent Benefit Plan that is a high-deductible health plan.

(c)    Prior to the Closing Date, Company shall (a) amend the Company 401(k) Plan (the “Company 401(k) Plan”), with such amendment to be effective prior to the Closing Date, to eliminate future purchases of Company Common Stock (or, following the Closing, Parent Common Stock) by participants under the Company 401(k) Plan, (b) if requested by Parent at least five (5) Business Days prior the Closing Date, terminate the Company 401(k) Plan and such other Company Benefit Plans as Parent may request effective prior to the Closing Date, (c) provide Parent with evidence satisfactory to Parent that the Company 401(k) Plan has been so amended and, if requested by Parent, terminated effective prior to the Closing Date as described above pursuant to resolutions of the Company Board or other applicable governing body, and (d) provide Parent with evidence satisfactory to Parent that all other Company Benefit Plans that Parent has requested be terminated have been terminated effective prior to the Closing Date as described above pursuant to resolutions of the Company Board or other applicable governing body (the form and substance of the resolutions and amendments referred to herein shall be subject to the prior review and approval of Parent, which approval will not be unreasonably delayed, denied or conditioned).

(d)    Company and its Subsidiaries shall be liable for any accrued but unused personal, sick, vacation time or other paid time off balances to which any Continuing Employee is entitled pursuant to the policies or individual agreements, or other arrangements applicable to such Continuing Employee immediately prior to the Effective Time (the “PTO Policy”) and, if required pursuant to such PTO Policy, or Applicable Law, pay out, prior to the Effective Time, all such amounts accrued and owed to such Continuing Employee.

(e)    Subject to the terms and conditions under the severance guidelines set forth in Section 7.10(e) of the Company Disclosure Letter and this Section 7.10(e), Parent shall provide, and shall cause the Surviving Corporation and their respective Affiliates to provide, cash severance to any applicable Continuing U.S. Employee that experiences a qualifying termination of employment (as defined in Section 7.10(e) of the Company Disclosure Letter) within ninety (90) days following the Closing; provided that (1) there shall be no duplication of benefits (it being understood that in no event shall the payment of any retention amounts, due under an arrangement in effect prior to the Closing, be duplicative of the payment of any severance amounts hereunder) and (2) Parent may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims (including by waiting until such release of claims is effective before initiating any such severance payments).

Section 7.11   Section 16 Matters. Company shall take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith, by any individual who is a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12    Certain Litigation. Company shall promptly notify and cooperate with Parent with respect to, any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”); provided that “Transaction Litigation” shall not include any litigation where the parties are adverse to each other or any litigation related to or arising out of a proposal with respect to an Alternative Transaction. Company shall (a) give Parent the opportunity to reasonably participate (at Parent’s expense) in (but not control) the defense and settlement of any Transaction Litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Transaction Litigation, and provide Parent with the opportunity to consult with Company regarding the defense of any such litigation, which advice Company shall consider in good faith, and (c) not, and cause its Subsidiaries not to, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Following the Effective Time, the Existing Indemnified Parties shall be entitled to continue to retain Dentons US LLP or such other counsel selected by such Existing Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 7.13   Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Company shall cooperate with Parent and use its reasonable best efforts to facilitate the commencement of the delisting of Company and of the shares of Company Common Stock from the NASDAQ as promptly as practicable after the Effective Time, and in any event no more than ten Business Days after the Effective Time, as well as the deregistration of Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. Prior to the Effective Time, Company shall not voluntarily delist the Company Common Stock from the NASDAQ.

Section 7.14    Tax Matters.

(a)    After the Closing Date, the parties hereto will prepare and file all U.S. federal income Tax Returns consistent with the Intended Tax Treatment, except as otherwise required by a change in Applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, none of Parent or any Affiliate of Parent (including Company and any of its Subsidiaries after the Closing) shall have any liability or obligation to any direct or indirect holder of any share of Company Common Stock or any direct or indirect holder of any share of Parent Common Stock if the Merger fails to qualify for the Intended Tax Treatment.

(b)    If, in connection with the preparation and filing of the Form S-4 or the Company Proxy Statement/Prospectus, the SEC requires that a tax opinion (such opinion, a “Tax Opinion”) be prepared and submitted, Company shall deliver to Parent a Tax Opinion of Dentons US LLP (or other counsel as may be reasonably acceptable to Parent), dated as of the Closing Date, to the effect that the Merger qualifies for the Intended Tax Treatment. Company and Parent will use commercially reasonable efforts to cooperate with one another in connection with the issuance to Company or Parent of any Tax Opinion regarding the Intended Tax Treatment, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Company or Parent, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such Tax Opinion. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, however, no Tax Opinion by any party’s counsel or advisor shall be a condition to any party’s obligation to effect the Merger.

Section 7.15   Merger Sub Stockholder Consent and Other Transaction Consents. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. Parent shall take all necessary action to cause Merger Sub and the Surviving Corporation to perform their respective obligations under, and in accordance with the terms of, this Agreement.

Section 7.16   Notices of Certain Events. Subject to Applicable Law, Company shall promptly notify Parent promptly: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Transaction Litigation commenced, or to Company’s knowledge, threatened against, relating to, or involving or otherwise affecting Company or any of its Subsidiaries, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VIII of this Agreement to be satisfied; provided that the delivery of any notice pursuant to this Section 7.16 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 7.17   Resignations. At the written request of Parent, Company shall (a) cause each director of the Company or any director of any of Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time and (b) cause such Persons that do not resign to be removed from such positions so requested pursuant to the applicable governing documents and Applicable Law.

Section 7.18   Forms 5500. As soon as possible following the date of this Agreement, but in any event not later than thirty (30) days thereafter, with respect to the Company Welfare Benefit Plan, the Company Premium Conversion Plan, and the Company Health Flexible Spending Account Plan, the Company shall have prepared and filed for each such plan a Form 5500 Annual Report (for each year in which such filing was required due to the relevant plan having 100 or more participants or otherwise) with the U.S. Department of Labor (“DOL”) pursuant to the DOL’s Delinquent Filer Voluntary Compliance Program (“DFVCP”).  The Company shall provide Purchaser with a draft of such DFVCP application and draft Forms 5500 (for each plan and each year in which such filing was required) prior to submission with the DOL for Parent’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)   HSR Act. Any applicable waiting period (including any extensions thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby shall have expired or been terminated.

(c)   No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary, preliminary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

(d)   Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)   Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2   Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver by Parent, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Company contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2(a) (Corporate Authority), Section 4.2(b) (Non-Contravention), Section 4.3 (Capital Structure), Section 4.4 (Subsidiaries), Section 4.20 (Voting Requirements), Section 4.21 (Opinion of Financial Advisors) and Section 4.22 (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Company contained in Section 4.6(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date, and (iii) each of the representations and warranties of Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b)    Performance of Obligations of Company. Company shall have performed in all material respects all covenants and agreements required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c)   No Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred after the date of this Agreement that is continuing.

(d)   Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by an authorized officer of Company to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)   No Actions Pending. There shall not be (i) pending or threatened any Action brought by any Governmental Entity, or (ii) any statute, rule, regulation or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition in effect, in either case: (1) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any damages in connection therewith; or (2) seeking to prohibit or impose any limitations on Parent or the Surviving Corporation’s ownership or operation of all or any portion of Company’s business or assets or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the assets of Company as a result of the consummation of the Merger or other transactions contemplated by this Agreement.

Section 8.3   Conditions to Obligations of Company. The obligation of Company to effect the Merger is further subject to satisfaction or waiver by Company, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Parent contained in ARTICLE V shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b)   Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants and agreements required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate. Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1   Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 9.1(d)) after receipt of the Company Stockholder Approval:

(a)   by mutual written consent of Company and Parent;

(b)   by either Company or Parent, if:

(i)  the Merger shall not have been consummated by September 30, 2025 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to December 31, 2025, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

(ii)   the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)  prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a party if a material breach by such party of any of its obligations under Section 7.3 has been the principal cause of or principally resulted in the issuance of such Order or the denial of such expiration, termination, authorization or consent;

(c)   by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b)), if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) is incapable of being cured by Company or is not cured by the earlier of (x) the Outside Date and (y) thirty (30) days of written notice thereof from Parent;

(d)   by Company (provided that Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b)), if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) is incapable of being cured by Parent or is not cured by the earlier of (x) the Outside Date and (y) thirty (30) days of written notice thereof from Company;

(e)   by Company at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 6.2 with respect to such Superior Offer, (ii) the Company Board, after satisfying all of the requirements set forth in Section 6.2(c), shall have authorized Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) and (iii) Company shall have paid the Company Termination Fee, and have entered into the Specified Agreement, substantially concurrently with the termination of this Agreement pursuant to this Section 9.1(e); and

(f)    by Parent, at any time prior to the Company Stockholders Meeting, if the Company Board or any committee thereof shall have made a Company Recommendation Change.

Section 9.2   Effect of Termination.

(a)   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 9.2, the last sentence of Section 7.2, Section 7.5, and ARTICLE X shall survive any such termination of this Agreement and no such termination shall relieve any party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from any claim, liability, or damages for any fraud or Willful Breach of this Agreement prior to such termination.

(b)   If this Agreement is terminated:

(i)   by Parent pursuant to Section 9.1(f) (Company Recommendation Change), or by either Parent or Company pursuant to Section 9.1(b)(ii) (Company Stockholder No Vote) and, immediately prior to the Company Stockholders Meeting, Parent would have been entitled to terminate this Agreement pursuant to Section 9.1(f) (Company Recommendation Change);

(ii)   by Company pursuant to Section 9.1(e) (Specified Agreement)

(iii)   by Parent or Company pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(b)(ii) (Company Stockholder No Vote) and, in each case,

(A)   at or prior to the Company Stockholders Meeting, in the case of a termination pursuant to Section 9.1(b)(ii) (Company Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date) there shall have been publicly made to the stockholders of Company generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Alternative Transaction; and

(B)    within twelve (12) months of termination of this Agreement, Company or any of its Subsidiaries enters into a definitive agreement with any Company Third Party with respect to any Alternative Transaction or any Alternative Transaction is consummated;

then Company shall pay to Parent, not later than, in the case of clause (i), two Business Days after the date of termination of this Agreement, in the case of clause (ii) concurrently with the termination of this Agreement, and in the case of clause (iii), two Business Days after the earlier of the date the agreement with respect to the Alternative Transaction is entered into and the date the Alternative Transaction is consummated, a termination fee of (x) one million dollars ($1,000,000), plus (y) the amount of all documented fees and expenses of Parent and its Affiliates incurred in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby, up to an amount of two million dollars ($2,000,000) (such aggregate dollar amount contemplated by the foregoing (x) and (y), the “Company Termination Fee”); provided that, for purposes of this Section 9.2(b), the term “Alternative Transaction” shall have the meaning assigned to the term in Section 6.2(a), except that all references to “20%” shall be deemed replaced with “50%”.

(c)   The Company Termination Fee payable under Section 9.2(b) shall be payable in immediately available funds no later than the applicable date set forth therein. If Company fails to promptly pay to Parent any fee due under such Section 9.2(b), Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(d)   In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 9.2(b), then, receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that the Company shall not be relieved or released from any liabilities or damages arising out of its Willful Breach prior to the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means any breach of any of the covenants or agreements set forth in this Agreement that is the consequence of an action or omission by any party if such party knew that the taking of such action or the failure to take such action would reasonably be expected to result in a material breach of this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1   Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of Company or approval by the stockholders of Parent under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the Parent Board and the Company Board or a duly authorized committee thereof.

Section 10.2   Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the first proviso of Section 10.1 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Company or Parent shall require the approval of the stockholders of Company or Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 10.2 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.3 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 10.4   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub to: RadNet, Inc. 1510 Cotner Avenue Los Angeles, CA 90025 Attention: David J. Katz, EVP and Chief Legal Officer

with a copy (which shall not constitute notice) to: Perkins Coie LLP 1201 Third Ave Seattle, WA 98034
Attention:	Andrew Moore David Martinez
Email:	AMoore@perkinscoie.com DMartinez@perkinscoie.com

if to Company, to: iCAD, Inc. 98 Spit Brook Road, Suite 100 Nashua, NH 03062 Attention: Dana Brown, President, Chief Executive Officer and Chairman of the Board

with a copy (which shall not constitute notice) to: Dentons US LLP 1221 Avenue of the Americas New York, NY 10020
Attention:	Jeffrey A. Baume lIlan Katz
Email:	jeffrey.baumel@dentons.com ilan.katz@dentons.com

Section 10.5  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other electronic format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.6   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Sub and Company with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 7.4, and (ii) from and after the Effective Time, the right of the holders of Company Common Stock or Company Options to receive such consideration as provided for in ARTICLE III.

Section 10.7   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.9   WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10   Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.11  Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.4 shall be effective service of process for any such action.

Section 10.12  Headings, etc.. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

RADNET, INC.

By:	/s/ Howard G. Berger, M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

TRIO MERGER SUB, INC.

By:	/s/ Howard G. Berger, M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

iCAD, INC.

By:	/s/ Dana Brown
Name: Dana Brown
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]